UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
ALECTOR, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ALECTOR, INC.

131 OYSTER POINT BOULEVARD, SUITE 600

SOUTH SAN FRANCISCO, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:00 a.m. Pacific Time on Wednesday, June 14, 2023

Dear Stockholders of Alector, Inc.:

We cordially invite you to attend the 2023 annual meeting of stockholders (the “Annual Meeting”) of Alector, Inc., a Delaware corporation (“Alector” or the “Company”), which will be held on Wednesday, June 14, 2023 at 8:00 a.m. Pacific Time. The Annual Meeting will be held virtually via a live webcast at https://web.lumiagm.com/209804434 password: alector2023 (cap sensitive), originating from South San Francisco, California, for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect three Class II directors to serve until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

3. To conduct an advisory vote to approve the compensation of our named executive officers; and

4. To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on April 17, 2023 as the record date for the Annual Meeting. Only stockholders of record on April 17, 2023 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about April 27, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report. The Notice provides instructions on how to vote via the Internet or by telephone and how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: http://www.astproxyportal.com/ast/22640. All you have to do is enter the control number located on your Notice or proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone, or mail as soon as possible.

We appreciate your continued support of Alector.

By order of the Board of Directors,

Arnon Rosenthal, Ph.D.

Co-founder, Chief Executive Officer, and Director

South San Francisco, California

April 27, 2023

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	- 1 -
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	- 7 -
PROPOSAL NO. 1 ELECTION OF DIRECTORS	- 21 -
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	- 22 -
PROPOSAL NO. 3 ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION	- 24 -
AUDIT COMMITTEE REPORT	- 25 -
EXECUTIVE OFFICERS	- 26 -
EXECUTIVE COMPENSATION	- 28 -
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	- 60 -
RELATED PARTY TRANSACTIONS	- 63 -
OTHER MATTERS	- 64 -

ALECTOR, INC.

PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:00 a.m. Pacific Time on Wednesday, June 14, 2023

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2023 annual meeting of stockholders of Alector, Inc., a Delaware corporation, and any postponements, adjournments, or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held virtually, via live webcast at https://web.lumiagm.com/209804434 password: alector2023 (cap sensitive), originating from South San Francisco, California. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 27, 2023 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND OUR ANNUAL MEETING

Why are you holding a virtual Annual Meeting?

This year’s Annual Meeting will be a “virtual meeting” of stockholders. We are continuously exploring technologies and services that will best permit our stockholders to engage with us and vote. We have implemented the virtual format in order to facilitate stockholder attendance at our Annual Meeting. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation, and communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board of Directors or management.

How do I attend and participate in the Annual Meeting online?

We will be hosting the meeting via live webcast only at https://web.lumiagm.com/209804434 password: alector2023 (cap sensitive). You will be able to submit your questions and vote your shares electronically during the Annual Meeting.

The webcast will start at 8:00 a.m. Pacific Time. You are encouraged to access the meeting prior to the start time. The webcast will open 15 minutes before the start of the meeting, and you should allow ample time for the check-in procedures. In order to enter the meeting, you will need the control number. The control number will be included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock (as defined below) or included with your voting instructions received from your broker, bank, or other financial intermediary if you hold your shares of common stock in a “street name.” Instructions on how to attend and participate online are available at https://web.lumiagm.com/209804434 password: alector2023 (cap sensitive).

How can I get help if I have trouble checking in or listening to the meeting online?

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the log-in page.

What matters am I voting on?

You will be voting on:

•	the election of three Class II directors to serve until our 2026 annual meeting of stockholders and until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

•	an advisory vote to approve the compensation of our named executive officers; and

•	any other business as may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote on these proposals?

Our Board of Directors recommends a vote:

•	“FOR” the election of Elizabeth Garofalo, M.D., Terry McGuire, and Kristine Yaffe, M.D. as Class II directors;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 17, 2023, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 83,351,778 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or vote on your own behalf at our Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”

Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a broker, bank, or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker, bank, or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend our Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock on your own behalf at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank, or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank, or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

•

Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present (including by proxy) at our Annual Meeting and entitled to vote thereon. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “FOR” or “WITHHOLD” on each of the nominees for election as a director.

•

Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares of our common stock present (including by proxy) at our Annual Meeting and entitled to vote thereon. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•

Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the shares of our common stock present (including by proxy) at our Annual Meeting and entitled to vote thereon. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is the quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our bylaws and Delaware law. The presence (including by proxy) of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes, and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•

online during the Annual Meeting, follow the provided instructions to join the meeting at https://web.lumiagm.com/209804434 password: alector2023 (cap sensitive), starting at 8:00 a.m. Pacific Time on June 14, 2023 (have your Notice or proxy card in hand when you visit the website);

•	by Internet at www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time, on June 13, 2023 (have your Notice or proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries (have your Notice or proxy card in hand when you call); or

•	by completing and mailing your proxy card (if you received printed proxy materials).

Even if you plan to participate in our Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to participate in the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to instruct your broker, bank, or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, by telephone, or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank, or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares on your own behalf at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	completing and mailing a later-dated proxy card; or

•	notifying the Secretary of Alector, Inc., in writing, addressed to 131 Oyster Point Boulevard, Suite 600, South San Francisco, California 94080.

If you are a street name stockholder, your broker, bank, or other nominee can provide you with instructions on how to change your vote.

You may also change your vote or revoke your proxy by attending our Annual Meeting and voting online during the meeting. Simply attending the meeting will not, by itself, revoke your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board of Directors. Arnon Rosenthal, Ph.D. and Sara Kenkare-Mitra, Ph.D. have been designated as proxy holders by our Board of Directors. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 27, 2023 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank, or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Your broker will not have discretion to vote on the election of directors, or on the approval, on an advisory basis, of the compensation of our named executive officers, which are “non-routine” matters, absent direction from you.

Where can I find the voting results of the Annual Meeting?

We expect to announce voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Alector, Inc.

Attention: Investor Relations

131 Oyster Point Boulevard, Suite 600

South San Francisco, California 94080

Tel: (415) 231-5660

Street name stockholders may contact their broker, bank, or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2024 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 28, 2023. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Alector, Inc.

Attention: Secretary

131 Oyster Point Boulevard, Suite 600

South San Francisco, California 94080

Tel: (415) 231-5660

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before such meeting by or at the direction of our Board of Directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2024 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 11, 2024; and

•	not later than the close of business on March 13, 2024.

In the event that we hold our 2024 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before our 2024 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

•	the 90th day prior to our 2024 annual meeting of stockholders; or

•	the 10th day following the day on which public announcement of the date of our 2024 annual meeting of stockholders is first made.

If a stockholder who has notified us of his, her, or its intention to present a proposal at an annual meeting does not appear to present his, her, or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our Corporate Governance and Nominating Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board of Directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board of Directors, which is currently composed of nine members. Six of our directors, Drs. Garofalo, Hammond, and Yaffe and Messrs. Lavigne, McGuire, and Wehner, are independent within the meaning of the listing standards of The Nasdaq Global Select Market (“Nasdaq”). Our Board of Directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following table sets forth the names and certain other information about each of the nominees for Class II director. The names of and certain other information about the continuing members of our Board of Directors are also set forth below. All information is as of March 31, 2023:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Director Nominees
Elizabeth Garofalo, M.D.(1)(2)	II	65	Director	2021	2023	2026
Terry McGuire(1)(3)	II	67	Director	2013	2023	2026
Kristine Yaffe, M.D.(1)(3)	II	60	Director	2019	2023	2026
Continuing Directors
Tillman Gerngross, Ph.D.	III	59	Chairperson and Director	2013	2024	—
Louis J. Lavigne, Jr.(1)(2)	III	74	Director	2018	2024	—
Richard H. Scheller, Ph.D.	III	69	Director	2018	2024	—
Arnon Rosenthal, Ph.D.	I	68	Co-founder, Chief Executive Officer and Director	2013	2025	—
Paula Hammond, Ph.D.(2)(3)	I	59	Director	2020	2025	—
David Wehner(2)	I	54	Director	2018	2025	—

(1)	Member of our Audit Committee
(2)	Member of our Compensation Committee
(3)	Member of our Corporate Governance and Nominating Committee

Nominees for Director

Elizabeth Garofalo, M.D. Dr. Garofalo has served as a member of our Board of Directors since September 2021. Since 2016, Dr. Garofalo has served as the Principal for EAG Pharma Consulting LLC. Prior to that, Dr. Garofalo served in numerous leadership roles including as Senior Vice President and Global Head of Clinical Development and member of the Novartis Global Development Leadership Team, Chair of the Novartis Portfolio Stewardship Board, and Co-Head of the Novartis Neuroscience Franchise. Prior to that, she was Vice President and Head of the Neuroscience Therapy Area at Astellas. She started her career at Parke-Davis/Pfizer where she had jobs of increasing responsibility, including Ann Arbor Site Head of Neuroscience and Ann Arbor Site Head of Worldwide Regulatory Affairs. Since September 2020, Dr. Garofalo has served as a member of the board of Acadia Pharmaceuticals Inc. Since March 2021, she has served as a member of the board and member of the audit committee of Exicure, Inc. and since March 2022, as chair of the board of Exicure, Inc. She has served since June 2021 as a member of the board of Xenon Pharmaceuticals. She also serves as the chair of the board of the non-profit Institute for Advanced Clinical Trials in Children. Dr. Garofalo earned an M.D. from the Indiana University School of Medicine where she completed her pediatric residency. She completed fellowships in pediatric neurology and epilepsy at the University of Michigan Medical School.

We believe Dr. Garofalo is qualified to serve on our Board of Directors because of her scientific background, including her clinical development experience, and her executive experience in the pharmaceutical industry.

Terry McGuire. Mr. McGuire has served as a member of our Board of Directors since 2013. Mr. McGuire is a co-founder and currently a general partner of Polaris Partners. Prior to starting Polaris Partners in 1996, Mr. McGuire spent seven years at Burr, Egan, Deleage & Co., investing in early stage medical and information technology companies. He currently serves on the board of directors of Invivyd, Inc. (formerly Adagio Therapeutics); Cycleron Therapeutics, Inc.; Seer, Inc; and several private companies. He previously served on the boards of Acceleron Pharma, Inc., Arsanis, Inc., Ironwood Pharmaceuticals, Inc., and Pulmatrix, Inc. Mr. McGuire is the former chairman of the National Venture Capital Association, which represents ninety percent of the venture capitalists in the U.S., former chairman of the board of the Thayer School of Engineering at Dartmouth College, and a member of the boards of The Arthur Rock Center for Entrepreneurship at Harvard Business School, The Healthcare Initiative Board at Harvard Business School, and the Scientific Advisory Board at Brigham Research Institute. Mr. McGuire earned a B.S. in physics and economics from Hobart College, an M.S. in engineering from The Thayer School at Dartmouth College, and an M.B.A. from Harvard Business School.

We believe Mr. McGuire is qualified to serve on our Board of Directors because of his expertise and experience in the biotechnology industry through his role as a Founding Partner of Polaris Partners and his cumulative career as a venture capitalist over a period spanning over 35 years, as well as his experience as a director of several biotechnology companies, including other public companies.

Kristine Yaffe, M.D. Dr. Yaffe has served as a member of our Board of Directors since August 2019. Dr. Yaffe is currently a professor of psychiatry, neurology, and epidemiology at the University of California, San Francisco (“UCSF”) and has served in that role since 2007. Dr. Yaffe has also served as the Roy and Marie Scola Endowed Chair since 2009 and Vice Chair in Psychiatry at UCSF since 2016. In addition to her roles at UCSF, Dr. Yaffe is the Chair of Neuropsychiatry and the Director of the Memory Disorders Clinic at the San Francisco Veterans Affairs Medical Center. She also currently serves on the Beeson Scientific Advisory Board and the Global Council on Brain Health. She previously served as the Co-Chair of the United States’ Institute of Medicine’s Committee on Cognitive Aging. Dr. Yaffe has received numerous awards for her groundbreaking contributions to the field including the American Academy of Neurology Potamkin Prize for Research in Pick’s, Alzheimer’s, and Related Diseases. Dr. Yaffe also received the American Association for Geriatric Psychiatry’s Distinguished Scientist Award. Dr. Yaffe holds a B.S. in biology-psychology from Yale University and an M.D. from the University of Pennsylvania School of Medicine and has completed residencies in neurology and psychiatry at UCSF. Dr. Yaffe was elected to the National Academy of Medicine in 2019.

We believe Dr. Yaffe is qualified to serve on our Board of Directors based on her experience as an internationally recognized expert in the fields of cognitive aging, neurodegeneration, and dementia.

Continuing Directors

Tillman Gerngross, Ph.D. Dr. Gerngross co-founded Alector in 2013 and has served as a member of our Board of Directors and as Chairperson since 2013. Effective June 13, 2023, Dr. Gerngross will step down as Chairperson of our Board of Directors, and, effective June 15, 2023, he will resign as a member of our Board of Directors. Dr. Gerngross is a founder, director, and executive officer of numerous biotechnology companies. He is a founder and currently serving as Executive Chairman of the board of directors of Adimab, LLC. He is also a founder and Chairman of the board of directors of Amagma, Inc. and Ankyra Therapeutics, Inc. Dr. Gerngross previously served on the board of directors of Adagio Therapeutics, Inc. from 2020 to 2022, Avitide, Inc. from 2012 to 2021, and Arsanis, Inc. from 2010 to 2019. Dr. Gerngross is currently a Venture Partner at SV Life Sciences Advisors, LLC, which he joined in 2006. Dr. Gerngross co-founded GlycoFi, Inc. and served as its Chief Scientific Officer from 2000 to 2006 until it was acquired by Merck & Company, Inc. Dr. Gerngross currently teaches at the School of Engineering at Dartmouth College, where he has taught since 1998. Dr. Gerngross attended the Technical University of Vienna, Austria, where he received a B.S. and M.S. in Chemical Engineering and a Ph.D. in Molecular Biology.

We believe Dr. Gerngross is qualified to serve on our Board of Directors because of the perspective and experience he provides as one of our founders, his expertise and experience in antibody drug discovery and development, his experience as a founder and director of other life sciences companies, his educational background, and his experience working in the venture capital industry.

Louis J. Lavigne, Jr. Mr. Lavigne has served as a member of our Board of Directors and as our Lead Independent Director since October 2018. Effective June 13, 2023, Mr. Lavigne will serve as Chairperson of our Board of Directors and will no longer serve as our Lead Independent Director. Mr. Lavigne is Managing Partner of Laman Partners, LLC, a consulting firm focusing on finance, strategy, and management, since 2019 and Managing Director of Lavrite, LLC since 2005. Mr. Lavigne served in various executive capacities with Genentech, Inc. for over 20 years, including Chief Financial Officer from 1988 to 2005, Executive Vice President from 1997 to 2005, Senior Vice President from 1994 to 1997, Vice President from 1986 to 1994, and Controller from 1983 to 1986. He served as a member of the board of directors of Zynga Inc., a social game company, from 2015 to May 2022, including as an audit committee member (and formerly audit committee chairperson) and as a member of the nominating and governance committee. Mr. Lavigne was a member of the board of directors of Accuray, Inc., a radiation oncology company, between 2009 and June 2021, where he served as chairman of the board and the compensation committee as well as a member of the nominating and governance committee. He also served as a member of the board of directors of Rodan + Fields, LLC, a private skincare company, from June 2015 to July 2021 where he was lead director between August 2020 and July 2021 and chaired the audit committee from December 2019 to July 2021. Within the last five years, Mr. Lavigne also served as a director and chair of the audit committee of NovoCure Limited, an oncology company, from 2013 until October 2018; as a director, chair of the compensation committee, and member of the audit committee of Assertio Therapeutics, Inc., a pharmaceutical company, from July 2013 until his resignation in May 2019; and as a director, chair of the audit committee, and member of the compensation committee of DocuSign Inc., an eSignature transaction management company, from July 2013 to May 2020. Mr. Lavigne is the former chairman and board member of the UCSF Benioff Children’s Hospitals and the UCSF Benioff Children’s Hospitals Foundation. Mr. Lavigne holds a B.S. in Business Administration from Babson College and an M.B.A. from Temple University.

We believe Mr. Lavigne is qualified to serve on our Board of Directors because of his extensive experience in business operations and management, strategy, finance, accounting, and public company governance as a chief financial officer of a large, complex publicly-traded company and his extensive board leadership positions with a number of public company boards and board committees.

Richard H. Scheller, Ph.D. Dr. Scheller has served as a member of our Board of Directors since October 2018 and has served as co-chair of our Strategic Portfolio Advice and Review Committee (“SPARC”) since December 2019. Dr. Scheller has served as the Chairman of Research and Development at BridgeBio Pharma LLC, a publicly traded biotechnology company, since January 2019 and as a member of its board of directors since January 2018. Dr. Scheller previously served as Chief Scientific Officer at 23andMe, a personal genetics company, from April 2015 to April 2019. Previously, Dr. Scheller was the Executive Vice President of Research and Early Development and a member of the Executive Committee at Genentech, Inc. from February 2001 to December 2014. From January 2009 to December 2014, Dr. Scheller was also a member of the Enlarged Executive Committee at Hoffmann-La Roche Ltd. From February 2015 to June 2021, Dr. Scheller served as a member of the board of directors of ORIC Pharmaceuticals, Inc., and from March 2015 to 2019, Dr. Scheller served as a member of the board of directors of Xenon Pharmaceuticals Inc. Dr. Scheller’s research on elucidating the molecular machinery and regulatory mechanism that underlie the release of neurotransmitters earned him the 2013 Albert Lasker Basic Medical Research Award. He is a member of the National Academy of Sciences and a member of the National Academy of Medicine. Dr. Scheller holds a Ph.D. in Chemistry from the California Institute of Technology and B.Sc. in Biochemistry from the University of Wisconsin-Madison. He completed his post-doctorate in Biology at Caltech and his post-doctorate in Molecular Neurobiology at Columbia University.

We believe Dr. Scheller is qualified to serve on our Board of Directors because of his scientific background and his senior management experience in the pharmaceutical industry.

Arnon Rosenthal, Ph.D. Dr. Rosenthal co-founded Alector in 2013 and has served as a member of our Board of Directors and as Chief Executive Officer since 2013. Dr. Rosenthal co-founded Annexon Biosciences, Inc. and served as its acting Chief Executive Officer from August 2011 to December 2014 and served as a member of the board of directors, including as Chairman from August 2011 to February 2017. Dr. Rosenthal co-founded Rinat Neuroscience Corporation (acquired by Pfizer Inc. in August 2006), and served as President, Chief Scientific Officer, and as a member of the board of directors from August 2001 to August 2006. From January 1985 to August 2001, Dr. Rosenthal served in various roles at Genentech, Inc., where he ultimately served as Staff Scientist and was appointed as a permanent member of Genentech’s Research Review Committee, where his team discovered the target for the cancer drug Erivedge. Dr. Rosenthal conducted his post-doctoral fellowship at Genentech, Inc. He holds a Ph.D. in biology from the Hebrew University of Jerusalem.

We believe Dr. Rosenthal is qualified to serve on our Board of Directors because of the perspective and experience he provides as one of our founders and as our Chief Executive Officer, his experience as a founder and director of other life sciences companies, his educational background, as well as his broad experience within the pharmaceutical industry, particularly in the area of neuroscience and drug discovery and development.

Paula Hammond, Ph.D. Dr. Hammond has served as a member of our Board of Directors since March 2020. Dr. Hammond is the David H. Koch Chair Professor of Engineering at the Massachusetts Institute of Technology (“MIT”), where she has been a faculty member since 1995, and she has served as the Head of the Department of Chemical Engineering at MIT since 2016. She is a member of MIT’s David H. Koch Institute for Integrative Cancer Research and a founding member of the MIT Institute for Soldier Nanotechnology. She also served as the Associate Head of the Chemical Engineering Department at MIT from 2008 to 2011. Dr. Hammond was the recipient of the 2013 AIChE Charles M. A. Stine Award, which is bestowed annually to a leading researcher in recognition of outstanding contributions to the field of materials science and engineering, the 2014 Alpha Chi Sigma Award for Chemical Engineering Research, and the Margaret Rousseau Award for Lifetime Achievement by a Woman Chemical Engineer in 2019. She received the Department of Defense Ovarian Cancer Teal Innovator Award in 2013, which supports a single visionary individual from any field principally outside of ovarian cancer to focus his/her creativity, innovation, and leadership on ovarian cancer research. She was named a Fellow of the American Physical Society, the American Institute of Biological and Medical Engineering, and the American Chemical Society, Division of Polymer Chemistry. Dr. Hammond was elected into the National Academy of Sciences in 2019, the National Academy of Engineering in 2017, the National Academy of Medicine in 2016, and the 2013 Class of the American Academy of Arts and Sciences. Dr. Hammond holds an M.S. in Chemical Engineering from the Georgia Institute of Technology and a Ph.D. and S.B. in Chemical Engineering from MIT. Dr. Hammond has published over 330 papers and over 20 patent applications. She is the co-founder and member of the Scientific Advisory Board of LayerBio, Inc., a member of the board of directors of Advanced Chemotherapy Technologies, Inc., a member of the board of directors of Senda Biosciences, Inc., a member of the board of directors of the MIT Engine, a member of the Scientific Advisory Board of Moderna, Inc., and an advisor for Catalio Capital Management.

We believe Dr. Hammond is qualified to serve on our Board of Directors based on her scientific background and experience as an internationally recognized expert in the field of chemical engineering and based on her work in the field of cancer research.

David Wehner. Mr. Wehner has served as a member of our Board of Directors since October 2018. He has served as Chief Strategy Officer of Meta Platforms, Inc. (formerly Facebook, Inc.), a publicly-traded company, since November 2022. Mr. Wehner joined Meta Platforms, Inc. in November 2012 as Vice President, Corporate Finance and Business Planning and served as Chief Financial Officer from June 2014 to November 2022. From August 2010 until November 2012, Mr. Wehner served as Chief Financial Officer at Zynga Inc., a provider of social game services. From February 2001 to July 2010, Mr. Wehner served in various positions at Allen & Company, an investment bank, including as a Managing Director from November 2006 to July 2010 and as a director from December 2005 to November 2006. Mr. Wehner holds an M.S. in applied physics from Stanford University and a B.S. in chemistry from Georgetown University.

We believe Mr. Wehner is qualified to serve on our Board of Directors based on his substantial executive, strategy, finance, and operational experience.

Director Independence

Our common stock is listed on Nasdaq. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and corporate governance and nominating committees be independent. Audit committee members and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered independent for purposes of Rule 10A-3 and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 and under the rules of Nasdaq, the board of directors must affirmatively determine that each member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to: (1) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by the company to such director and (2) whether such director is affiliated with the company, a subsidiary of the company, or an affiliate of a subsidiary of the company.

Our Board of Directors undertook a review of its composition, the composition of its committees, and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our Board of Directors has determined that Drs. Garofalo, Hammond, and Yaffe and Messrs. Lavigne, McGuire, and Wehner do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of Nasdaq.

In making these determinations, our Board of Directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Party Transactions.” There are no family relationships among any of our nominees for director, directors, or executive officers.

Lead Independent Director

Our Board of Directors appointed Louis J. Lavigne, Jr. to serve as our Lead Independent Director. As a general matter, our Board of Directors believes that appointing a Lead Independent Director, either when our Chief Executive Officer serves as Chairperson or when our Chairperson is not independent, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our Board of

Directors as a whole. As Lead Independent Director, Mr. Lavigne presides over periodic meetings of our independent directors, serves as a liaison between our Chairperson, Chief Executive Officer, and our independent directors, and performs such additional duties as our Board of Directors may otherwise determine and delegate. Effective upon Mr. Lavigne assuming the role of Chairperson of our Board of Directors, Mr. Lavigne will no longer serve as Lead Independent Director. Because Mr. Lavigne will be an independent Chairperson, we do not intend to appoint a new Lead Independent Director at this time.

Environmental, Social & Governance (ESG) Practices

We recognize that environmental, social, and governance (ESG) issues are of increasing importance to our investors, employees, and other stakeholders. We are committed to ethical, responsible, and sustainable business practices. Corporate social responsibility is an enterprise-wide commitment. Our management team and Board of Directors, including our Corporate Governance and Nominating Committee, are working together to oversee the Company’s efforts to prioritize and integrate ESG considerations into the Company’s business practices and corporate culture.

Board Diversity

The Corporate Governance and Nominating Committee is committed to continuing to identify and recruit highly qualified director candidates with diverse experiences, perspectives, and backgrounds to join our Board of Directors. The table below provides certain information regarding the composition of our Board of Directors. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f). As shown below in the board diversity matrix, the Company is currently in compliance with the diversity requirements of Nasdaq Rule 5605(f).

Board Diversity Matrix (as of March 31, 2023)
Total Number of Directors	9

Part I: Gender Identity
Female	3
Male	5
Did Not Disclose Gender	1

Part II: Demographic Background
African American or Black	1
White	7
Did Not Disclose Demographic Background	1

Role of the Board in Risk Oversight

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks that we face, while our Board of Directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our Board of Directors is responsible for general oversight of risks and regular review of information regarding our risks. The Audit Committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting and potential conflicts of interest. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Corporate Governance and Nominating Committee is responsible for overseeing the management of risks associated with the independence of our Board of Directors. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board of Directors is regularly informed through discussions from committee members about such risks.

Our Board of Directors believes that open communication between management and our Board of Directors is essential for effective risk management and oversight. Our Board of Directors meets with our Chief Executive Officer and other members of the senior management team at the meetings of our Board of Directors, where, among other topics, they discuss strategy and risks facing us, as well as at such other times as they deemed appropriate. Our Board of Directors believes its administration of its risk oversight function has not negatively affected the Board of Directors’ leadership structure.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, our Board of Directors has a policy of conducting executive sessions of independent directors on a periodic basis, and typically has such a session after each regularly scheduled board meeting. The Lead Independent Director or independent Chairperson is the presiding director over these executive sessions.

Board Meetings and Committees

During the fiscal year ended December 31, 2022, our Board of Directors held five meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served. Although we do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders, we encourage our directors to attend. All but two of our directors attended our 2022 annual meeting of stockholders.

Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee, each of which has the composition and the responsibilities described below.

Audit Committee

The members of our Audit Committee are Messrs. Lavigne and McGuire and Drs. Garofalo and Yaffe. Mr. Lavigne is the chairperson of our Audit Committee and our Audit Committee financial expert (“Financial Expert”), as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002 (“SOX”), as he possesses financial sophistication, as defined under the rules of Nasdaq. Effective May 3, 2023, the members of our Audit Committee will be Messrs. Wehner, Lavigne, and McGuire, with Mr. Wehner serving as the chairperson of our Audit Committee. Additionally, effective May 3, 2023, Messrs. Lavigne and Wehner will serve as our Audit Committee Financial Experts.

Our Audit Committee oversees our corporate accounting and financial reporting process and assists our Board of Directors in monitoring our financial systems. The Company’s management is responsible for preparing our financial statements, and the independent auditor is responsible for auditing and reviewing those financial statements. The Audit Committee is responsible for assisting our Board of Directors in overseeing the conduct of these activities by management and the independent auditor. Our Audit Committee also:

•	selects and hires the independent registered public accounting firm to audit our financial statements;

•

helps to ensure and evaluate the independence, qualifications, and performance of the independent registered public accounting firm, including review and evaluation of the lead partner of the independent auditor;

•	approves audit and non-audit services and fees;

•

reviews financial statements and discusses with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting, and disclosure controls;

•	prepares the Audit Committee report that the SEC requires to be included in our annual proxy statement;

•	reviews reports and communications from the independent registered public accounting firm;

•	reviews the adequacy and effectiveness of our internal controls and disclosure controls and procedure;

•	reviews our policies on risk assessment and risk management;

•	reviews and monitors conflicts of interest situations, and approves or prohibits any involvement in matters that may involve a conflict of interest or taking of a corporate opportunity;

•	reviews related party transactions; and

•

establishes and oversees procedures for the receipt, retention, and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.

Our Audit Committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq. A copy of the charter of our Audit Committee is available on our website at https://investors.alector.com. During the fiscal year ended December 31, 2022, our Audit Committee held four meetings.

Compensation Committee

The members of our Compensation Committee are Messrs. Wehner and Lavigne and Drs. Garofalo and Hammond. Mr. Wehner is the chairperson of our Compensation Committee. Effective May 3, 2023, the members of our Compensation Committee will be Drs. Garofalo and Hammond and Mr. Lavigne, with Dr. Garofalo serving as the chairperson of our Compensation Committee.

Our Compensation Committee oversees our compensation policies, plans, and benefits programs. The Compensation Committee also:

•	oversees our overall compensation philosophy and compensation policies, plans, and benefit programs;

•	reviews and approves or recommends to the Board of Directors for approval compensation for our executive officers and directors;

•	prepares the Compensation Committee report that the SEC will require to be included in our annual proxy statement; and

•	administers our equity compensation plans and incentive compensation plans.

Our Compensation Committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq. A copy of the charter of our Compensation Committee is available on our website at https://investors.alector.com. During the fiscal year ended December 31, 2022, our Compensation Committee held five meetings.

Corporate Governance and Nominating Committee

The members of our Corporate Governance and Nominating Committee are Mr. McGuire and Drs. Hammond and Yaffe. Mr. McGuire is the chairperson of our Corporate Governance and Nominating Committee. Effective May 3, 2023, the members of our Corporate Governance and Nominating Committee will be Drs. Yaffe and Hammond and Mr. McGuire, with Dr. Yaffe serving as the chairperson of the Corporate Governance and Nominating Committee.

Our Corporate Governance and Nominating Committee oversees and assists our Board of Directors in reviewing and recommending nominees for election as directors. Specifically, the Corporate Governance and Nominating Committee:

•	identifies, evaluates, and makes recommendations to our Board of Directors regarding nominees for election to our Board of Directors and its committees;

•	considers and makes recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting;

•	evaluates the performance of our Board of Directors and of individual directors; and

•	advises our Board of Directors on the management of our ESG matters and initiatives.

Our Corporate Governance and Nominating Committee operates under a written charter, which satisfies the applicable rules of the SEC and the listing standards of Nasdaq. A copy of the charter of our Corporate Governance and Nominating Committee is available on our website at https://investors.alector.com. During the fiscal year ended December 31, 2022, our Corporate Governance and Nominating Committee held five meetings.

Compensation Committee Interlocks and Inside Participation

None of the members of our Compensation Committee is or has been an officer or employee of Alector. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Considerations in Evaluating Director Nominees

Our Corporate Governance and Nominating Committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our Corporate Governance and Nominating Committee will consider the current size and composition of our Board of Directors and the needs of our Board of Directors and the respective committees of our Board of Directors. Some of the qualifications that our Corporate Governance and Nominating Committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, and other commitments. Nominees must also have the ability to offer advice and guidance to management and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our Corporate Governance and Nominating Committee to perform all board of director and committee responsibilities. Members of our Board of Directors are expected to prepare for, attend, and participate in all Board of Director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Corporate Governance and Nominating Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our Board of Directors does not maintain a specific policy with respect to board diversity, our Board of Directors believes that our Board of Directors should be a diverse body, and our Corporate Governance and Nominating Committee may consider such factors as differences in professional background, education, skill, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on our Board of Directors. In making determinations regarding nominations of directors, our Corporate Governance and Nominating Committee may take into account the benefits of diverse viewpoints. Our

Corporate Governance and Nominating Committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our Corporate Governance and Nominating Committee recommends to our full Board of Directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders holding no less than $2,000 in market value, or 1%, of the outstanding shares of the Company’s common stock continuously for at least 12 months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation and bylaws and applicable laws, rules, and regulations, including those promulgated by the SEC.

Our Corporate Governance and Nominating Committee will evaluate such recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing. Such recommendations must include information about the candidate and any relationships between the candidate and our Company, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock, and a signed letter from the candidate confirming willingness to serve on our Board of Directors. Our Corporate Governance and Nominating Committee has discretion to decide which individuals to recommend for nomination as directors.

Under our bylaws, stockholders may also directly nominate persons for our Board of Directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our Secretary at Alector, Inc., 131 Oyster Point Boulevard, Suite 600, South San Francisco, California 94080. To be timely for our 2024 annual meeting of stockholders, our Secretary must receive the nomination no earlier than February 11, 2024 and no later than March 13, 2024.

Communications with the Board of Directors

Interested parties wishing to communicate with our Board of Directors or with an individual member or members of our Board of Directors may do so by writing to our Board of Directors or to the particular member or members of our Board of Directors, and mailing the correspondence to our Secretary at Alector, Inc., 131 Oyster Point Boulevard, Suite 600, South San Francisco, California 94080. Our Secretary, in consultation with appropriate members of our Board of Directors as necessary, will review all incoming communications and, if appropriate, such communications will be forwarded to the appropriate member or members of our Board of Directors, or if none is specified, to the Chairperson of our Board of Directors.

Corporate Governance Guidelines and Code of Conduct

Our Board of Directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our Board of Directors has adopted a Code of Conduct that applies to all of our employees, officers, and directors, including our Chief Executive Officer, President and Head of Research and Development, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Conduct is posted on the Corporate Governance portion of our website at https://investors.alector.com. We will post amendments to our Code of Conduct or waivers of our Code of Conduct for directors and executive officers on the same website.

Director Compensation

Directors who are also our employees receive no additional compensation for their service as directors. Dr. Rosenthal was our only employee director during the fiscal year ended December 31, 2022. See the section titled “Executive Compensation” for additional information about Dr. Rosenthal’s compensation.

The following table presents the total compensation that each of our non-employee directors received during the fiscal year ended December 31, 2022. Other than as set forth in the table, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of our non-employee directors in the fiscal year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Tillman Gerngross, Ph.D.	60,000	76,334	102,184	—		238,518
Elizabeth Garofalo, M.D.	52,924	76,334	102,184	—		231,441
Paula Hammond, Ph.D.	50,838	76,334	102,184	—		229,356
Louis J. Lavigne, Jr.	92,500	76,334	102,184	—		271,018
Terry McGuire	60,000	76,334	102,184	—		238,518
Richard Scheller, Ph.D.	40,000	76,334	102,184	200,000	(2)	418,518
David Wehner	57,083	76,334	102,184	—		235,601
Kristine Yaffe, M.D.	51,676	76,334	102,184	—		230,194

(1)

The amounts disclosed represent the aggregate grant date fair value of the award as calculated in accordance with FASB ASC Topic 718 (as defined below). The assumptions used in calculating the grant date fair value of the award disclosed in this column are set forth in Notes 2 and 7 to our audited financial statements included in our Annual Report on Form 10-K filed with the SEC on February 28, 2023. These amounts do not correspond to the actual value that may be recognized by the directors upon vesting or exercise of the applicable awards.

(2)

The amount reported constitutes payment under a consulting agreement between Dr. Scheller and the Company as more fully described in the section titled “Related Party Transactions – Consulting Agreement with Dr. Richard Scheller.”

Outstanding Equity Awards at Fiscal Year End

The following table lists all outstanding equity awards held by non-employee directors as of December 31, 2022:

Name	Date of Grant	Number of Shares Underlying Unexercised Option Awards (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares Underlying Unvested Stock Awards (#)
Tillman Gerngross, Ph.D.	5/10/2019	20,000	(1)	20.05	5/9/2029
	5/11/2020	19,274	(1)	29.09	5/10/2030
	6/17/2021	25,709	(1)	21.37	6/16/2031
	6/16/2022	18,918	(1)	8.07	6/15/2032
	6/16/2022					9,459	(2)

Elizabeth Garofalo, M.D.	9/23/2021	33,235	(3)	24.26	9/22/2031
	6/16/2022	18,918	(1)	8.07	6/15/2032
	6/16/2022					9,459	(2)

Paula Hammond, Ph.D.	3/20/2020	29,443	(3)	29.31	3/19/2030
	6/17/2021	25,709	(1)	21.37	6/16/2031
	6/16/2022	18,918	(1)	8.07	6/15/2032
	6/16/2022					9,459	(2)

Name	Date of Grant	Number of Shares Underlying Unexercised Option Awards (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares Underlying Unvested Stock Awards (#)
Louis J. Lavigne, Jr.	11/6/2018	70,000	(4)	10.14	11/5/2028
	5/10/2019	20,000	(1)	20.05	5/9/2029
	5/11/2020	19,274	(1)	29.09	5/10/2030
	6/17/2021	25,709	(1)	21.37	6/16/2031
	6/16/2022	18,918	(1)	8.07	6/15/2032
	6/16/2022					9,459	(2)

Terry McGuire	5/10/2019	20,000	(1)	20.05	5/9/2029
	5/11/2020	19,274	(1)	29.09	5/10/2030
	6/17/2021	25,709	(1)	21.37	6/16/2031
	6/16/2022	18,918	(1)	8.07	6/15/2032
	6/16/2022					9,459	(2)

Richard Scheller, Ph.D.	11/6/2018	25,574	(5)	10.14	11/5/2028
	5/10/2019	20,000	(1)	20.05	5/9/2029
	1/1/2020	100,000	(6)	17.23	12/31/2029
	5/11/2020	19,274	(1)	29.09	5/10/2030
	6/17/2021	25,709	(1)	21.37	6/16/2031
	6/16/2022	18,918	(1)	8.07	6/15/2032
	6/16/2022					9,459	(2)

David Wehner	11/6/2018	70,000	(5)	10.14	11/5/2028
	5/10/2019	20,000	(1)	20.05	5/9/2019
	5/11/2020	19,274	(1)	29.09	5/10/2030
	6/17/2021	25,709	(1)	21.37	6/16/2031
	6/16/2022	18,918	(1)	8.07	6/15/2032
	6/16/2022					9,459	(2)

Kristine Yaffe, M.D.	8/9/2019	38,000	(3)	18.10	8/8/2029
	5/11/2020	19,274	(1)	29.09	5/10/2030
	6/17/2021	25,709	(1)	21.37	6/16/2031
	6/16/2022	18,918	(1)	8.07	6/15/2032
	6/16/2022					9,459	(2)

(1)

One twelfth of the total number of shares subject to the option vested each month after the date of grant, provided that the option vests in full on the earlier of (i) the one-year anniversary of the date of grant, or (ii) the date of the next regularly scheduled annual meeting of the Company’s stockholders, subject to the director’s continued status as a service provider on each such vesting date.

(2)

The shares subject to the restricted stock unit award will vest on the earlier of (i) the one-year anniversary of the date of grant, or (ii) the date of the next regularly scheduled annual meeting of the Company’s stockholders, subject to the director’s continued status as a service provider through each such vesting date.

(3)

One fourth of the total number of shares subject to the option vested on the one-year anniversary of the date of grant, and an additional 1/48th of the total number of shares subject to the option vested and continues to vest each month thereafter, subject to the director’s continued status as a service provider through each such vesting date.

(4)

One fourth of the total number of shares subject to the option vested on October 25, 2019, and an additional 1/48th of the total number of shares subject to the option vested each month thereafter, subject to the director’s continued status as a service provider through each such vesting date.

(5)

One fourth of the total number of shares subject to the option vested on October 9, 2019, and an additional 1/48th of the total number of shares subject to the option vested each month thereafter, subject to the director’s continued status as a service provider through each such vesting date.

(6)

One forty-eighth of the total number of shares subject to the option vested on January 6, 2020, and an additional 1/48th of the total number of shares subject to the option vested and continues to vest each month thereafter, subject to the director’s continued status as a service provider through each such vesting date.

Outside Director Compensation Policy

Our Board of Directors adopted an Outside Director Compensation Policy that provides for certain compensation to our non-employee directors. Under our Outside Director Compensation Policy, each non-employee director received the following cash and equity compensation for their service as a member of our Board of Directors in 2022.

Outside Director Cash Compensation

•	$40,000 retainer per year for each non-employee director;

•	$20,000 retainer per year for service as non-executive chairperson of the Board of Directors;

•	$25,000 retainer per year for service as lead non-employee director;

•	$20,000 retainer per year for the chairperson of the Audit Committee or $10,000 retainer per year for each other member of the Audit Committee;

•	$15,000 retainer per year for the chairperson of the Compensation Committee or $7,500 retainer per year for each other member of the Compensation Committee; and

•

$10,000 retainer per year for the chairperson of the Corporate Governance and Nominating Committee or $5,000 retainer per year for each other member of the Corporate Governance and Nominating Committee.

Each non-employee director who serves as the chair of a committee receives only the annual fee as the chair of the committee and does not receive the additional annual fee as a member of the committee. All cash payments to non-employee directors are paid quarterly in arrears on a prorated basis.

2022 Outside Director Equity Compensation

For 2022, in addition to the cash compensation structure described above, our Outside Director Compensation Policy provides the following equity compensation program for non-employee directors. Each non-employee director who first joins us (other than a director who becomes a non-employee director as a result of terminating employment with us) automatically will be granted on the first trading date on or after his or her start date as a non-employee director a one-time, initial option award having a grant date fair value of approximately $550,000 (the “Initial Option”) Each Initial Option will vest as to 1/48th of the underlying shares on the one-month anniversary of the date the director’s service as a non-employee director commenced and as to 1/48th of the underlying shares each following month, subject to continued service through each relevant vesting date.

Further, on the date of each of our annual stockholder meetings, each non-employee director who, as of such annual meeting date, has served on the board as a director for at least the preceding six months, automatically will be granted an annual award having a grant date fair value of approximately $350,000. Such annual award will be split between a non-statutory stock option (“NSOs”) (the “Annual Option Award”) and restricted stock units (“RSUs”) (the “Annual RSU Award” and together with the Annual Option Award, the “Annual Award”). The number of NSOs will be determined by dividing the dollar value of the grant by the Black Scholes value of a share (with the shares covered by the award rounded down to the nearest whole share). The Black Scholes factor will be averaged over the 30-days prior to the grant date of the Annual Award, as determined in accordance with the Company’s then-current accounting principles. The number of RSUs will be determined by a 2:1 NSO to RSU conversation ratio. As a result, the number of shares subject to the RSUs will be one half of the number of shares that would be subject to the NSOs granted on the same date. Accordingly, the value of the Annual Award will be split equally (50%-50%) between NSOs and RSUs.

Each Annual Option Award will vest as to 1/12th of the underlying shares each month after the Annual Award’s grant date and will vest in full on the earlier of the 12-month anniversary of the date of grant or on the date of our annual stockholder meeting following the date the Annual Award is granted, subject to continued service through each relevant vesting date. Each Annual RSU Award will vest in full on the earlier of the 12-month anniversary of the date of grant or on the date of our annual stockholder meeting following the date the Annual Award is granted, subject to continued service through each relevant vesting date. In the event of a change in control of our Company, all equity awards granted to a non-employee director (including those granted pursuant to our Outside Director Compensation Policy) will fully vest and become immediately exercisable, subject to continued service through the date of the change in control. Each Initial Option and the NSOs will have a term of 10 years and will have an exercise price per share equal to 100% of the fair market value of a share of our common stock on the date of grant. Each RSU will be valued at the fair market value of a share of our common stock on the date of grant.

In any fiscal year, a non-employee director may be paid, issued, or granted cash compensation and equity awards with a total value of no greater than $750,000 (increased to $1,000,000 in the fiscal year of his or her initial service as an outside director) with the value of an equity award based on its grant date fair value for purposes of this limit (annual director limit). Equity awards or cash compensation granted to a non-employee director for his or her service as an employee or consultant (other than a non-employee director) does not count toward the annual director limit.

Compensation for our non-employee directors is not limited to the equity awards and payments set forth in our Outside Director Compensation Policy. Our non-employee directors remain eligible to receive equity awards and cash or other compensation outside of the Outside Director Compensation Policy, as may be provided from time to time at the discretion of our Board of Directors.

Our Outside Director Compensation Policy also provides for the reimbursement of our non-employee directors for reasonable, customary, and documented travel expenses to attend meetings of our Board of Directors.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of nine members. In accordance with our amended and restated certificate of incorporation, our Board of Directors is divided into three staggered classes of directors. At the Annual Meeting, three Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board of Directors may have the effect of delaying or preventing a change-in-control of Alector.

Nominees

Our Corporate Governance and Nominating Committee has recommended, and our Board of Directors has approved Elizabeth Garofalo, M.D., Terry McGuire, and Kristine Yaffe, M.D. as nominees for election as Class II directors at the Annual Meeting. If elected, Drs. Garofalo and Yaffe and Mr. McGuire will serve as Class II directors until our 2026 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of Alector. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give voting instructions with respect to the election of directors, your shares will be voted “FOR” the election of Drs. Garofalo and Yaffe and Mr. McGuire. We expect that each of Drs. Garofalo and Yaffe and Mr. McGuire will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our Board of Directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of each director requires a plurality vote of the shares of our common stock present (including virtually) or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the director. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes and abstentions will have no effect on the results of this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Ernst & Young LLP (“Ernst & Young”), an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2023. During the fiscal year ended December 31, 2022 and since 2017, Ernst & Young has served as our independent registered public accounting firm.

Notwithstanding the appointment of Ernst & Young and even if our stockholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the fiscal year if our Audit Committee believes that such a change would be in the best interests of the Company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Our Audit Committee is submitting the appointment of Ernst & Young to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. A representative of Ernst & Young is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of Ernst & Young, our Board of Directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to us by Ernst & Young for the fiscal years ended December 31, 2022 and 2021.

	2022	2021
Audit Fees (1)	$1,445,000	$1,570,592
Audit-Related Fees	—	—
Tax Fees (2)	128,750	25,270
All Other Fees (3)	—	1,505

Total Fees	$1,573,750	$1,597,367

(1)

“Audit Fees” consist of fees billed for professional services performed by Ernst & Young for the audit of our annual consolidated financial statements, the review of interim financial statements, and related services that are normally provided in connection with registration statements.

(2)	“Tax Fees” consist of fees for professional services, including tax consulting and compliance performed by Ernst & Young.
(3)	“All Other Fees” consists of fees paid to Ernst & Young for access to its proprietary accounting research database.

Auditor Independence

In the fiscal year ended December 31, 2022, there were no other professional services provided by Ernst & Young, other than those listed above, that would have required our Audit Committee to consider their compatibility with maintaining the independence of Ernst & Young.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our Audit Committee is required to pre-approve all audit and permissible non-audit services, other than de minimis non-audit services, performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to Ernst & Young for the fiscal years ended December 31, 2022 and 2021 were pre-approved by our Audit Committee.

Vote Required

The ratification of the appointment of Ernst & Young as our independent registered public accounting firm for our fiscal year ending December 31, 2023 requires the affirmative vote of a majority of the shares of our common stock present (including virtually) or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote “Against” the proposal. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG.

PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

This stockholder advisory vote, commonly known as “say-on-pay,” is required pursuant to Section 14A of the Exchange Act and gives our stockholders the opportunity to approve or not approve, on a non-binding advisory basis, the compensation paid to our Chief Executive Officer and the other officers named in the Summary Compensation Table (“Named Executive Officers”) as disclosed in this proxy statement.

The Board recommends a vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Alector, Inc. approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the proxy statement, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative discussion.”

We became a publicly traded company in February 2019, and since that time we have made significant changes to our executive compensation program to reflect our transition from a private to public company. This is the third time we have included an advisory “say-on-pay” vote at the annual meeting of our stockholders. In 2022, our stockholders approved the “say-on-pay” vote with 98% of the votes cast (excluding broker non-votes and abstentions) in support of the compensation of our named executive officers as disclosed in our 2022 proxy statement. Each year, we intend to submit the executive compensation of our named executive officers to an advisory vote at our annual meeting of stockholders, consistent with the “say-when-on-pay” recommendation from our stockholders at our 2021 annual meeting, until such time as the say-when-on-pay proposal is brought before our stockholders again.

The Compensation Discussion and Analysis, beginning on page 28, describes our executive compensation programs and the compensation decisions made by our Compensation Committee and Board of Directors for the fiscal year ended December 31, 2022 with respect to the Named Executive Officers. As described in detail in the Compensation Discussion and Analysis and highlighted in the section captioned “Executive Summary,” our Compensation Committee believes that the most effective compensation program is designed to provide a substantial portion of executive compensation in the form of variable, at-risk pay which is earned based on performance. Our Compensation Committee thoughtfully employs the primary compensation elements of base salary, annual cash incentives, and long-term equity awards, to achieve these objectives.

Our Board of Directors is asking you to support this proposal. Because your vote is advisory, it will not be binding. However, the Compensation Committee and Board of Directors will review the voting results in their entirety and take them into consideration when making future decisions regarding named executive officer compensation.

Vote Required

The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the shares of our common stock present (including virtually) or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote “Against” the proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

AS DISCLOSED IN THIS PROXY STATEMENT.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Alector, Inc. (the “Company”) specifically incorporates it by reference in such filing.

The Audit Committee serves as the representative of our Board of Directors with respect to its oversight of:

•	the independent registered public accounting firm’s selection and hiring, independence, qualifications, performance, and fees;

•	our accounting and financial reporting processes and the audit of our financial statements;

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements; and

•	reviewing our policies for risk assessment and risk management and reviewing and monitoring conflicts of interest situations.

The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2022 with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission (“SEC”).

The Audit Committee is composed of four non-employee directors. Our Board of Directors has determined that each member of the Audit Committee is independent and that Mr. Lavigne qualifies as an “audit committee financial expert” under the SEC rules.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence. In addition, the Audit Committee has discussed with Ernst & Young LLP its independence from management and the Company, including matters in the letter from Ernst & Young LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of any non-audit services with Ernst & Young LLP’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC. The Audit Committee also has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2023. Our Board of Directors recommends that stockholders ratify this selection at the Annual Meeting.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Louis J. Lavigne, Jr. (Chairperson)

Elizabeth Garofalo, M.D.

Terry McGuire

Kristine Yaffe, M.D.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of March 31, 2023. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Arnon Rosenthal, Ph.D.	68	Co-founder, Chief Executive Officer, and Director
Marc Grasso, M.D.	50	Chief Financial Officer
Sara Kenkare-Mitra, Ph.D.	55	President and Head of Research and Development
Gary Romano, M.D., Ph.D.	62	Chief Medical Officer

Arnon Rosenthal, Ph.D. For a biography of Dr. Rosenthal, please see the section titled “Board of Directors and Corporate Governance.”

Sara Kenkare-Mitra, Ph.D., President and Head of Research and Development. Dr. Kenkare-Mitra has served as our President and Head of Research and Development since December 2021. Prior to joining Alector, Dr. Kenkare-Mitra held roles of increasing responsibility at Genentech over the course of 23 years. She most recently served as Senior Vice President, Development Sciences in Genentech’s research and early development unit. During her tenure at Genentech, Dr. Kenkare-Mitra led a large, integrated global organization of approximately 650 employees and played a key role in the filing of more than 100 investigational new drug/clinical trial applications around the world and the approval of 15 medicines for diverse diseases, including cancers and neurological diseases. Her team also enabled the successful development and approval of over 15 companion diagnostics. Dr. Kenkare-Mitra received her Ph.D. in Pharmaceutical Chemistry from the University of California, San Francisco (“UCSF”), where she also stayed on as a Post-Doctoral Fellow in the School of Medicine and completed a fellowship in Clinical Pharmacology before joining Genentech. She also holds adjunct faculty positions in the Department of Bioengineering and Therapeutic Sciences at UCSF and the University of the Pacific in Stockton. Dr. Kenkare-Mitra is an elected member of the National Academy of Medicine and elected fellow of the Association for the Advancement of Science. Dr. Kenkare-Mitra has been widely recognized for her work and leadership in the industry with awards such as the American Association of Pharmaceutical Scientists’ Alice E. Till Advancement of Women in Pharmaceutical Sciences Recognition, Endpoints’ 20 Most Extraordinary Women in Biopharma, Fierce Pharma’s Fiercest Women in the Life Sciences, and UCSF’s Distinguished Alumnus of the Year. She has served as a board member of the Genentech Foundation and the Association of Women in Science.

Marc Grasso, M.D., Chief Financial Officer. Dr. Grasso has served as our Chief Financial Officer since February 2022. Dr. Grasso joined Alector from Kura Oncology, Inc. (“Kura”), where he served as Chief Financial Officer and Chief Business Officer since August 2018. Prior to Kura, he served as Managing Director of Stifel Financial Corp., where he was responsible for building and managing the west coast life sciences and biotechnology investment banking business from March 2013 to July 2018. From June 2010 to February 2013, Dr. Grasso was Managing Director of Investment Banking in the Global Healthcare Group at UBS, focusing on the biotechnology sector. Prior to that, Dr. Grasso was Managing Director of Investment Banking at Leerink Swann LLC (now Leerink Partners LLC), where he was instrumental in the west coast expansion of its franchise. Prior to that, Dr. Grasso held key positions at Morgan Stanley, Credit Suisse First Boston, and Deutsche Bank Alex. Brown Inc. Dr. Grasso received his M.D. from The Johns Hopkins University School of Medicine. He obtained an A.B. in molecular biology with honors from Princeton University.

Gary Romano, M.D., Ph.D., Chief Medical Officer. Dr. Romano brings more than 25 years of experience in neurodegenerative disease, including 18 years in industry roles at Merck, the Janssen Pharmaceutical Companies of Johnson & Johnson, and Passage Bio. Dr. Romano served as the Chief Medical Officer of Passage Bio until May 2021, where he was responsible for the clinical development of gene therapies targeting rare monogenic central nervous system disorders and achieved Investigational New Drug and Clinical Trial Application

clearances for three gene therapies. Prior to Passage Bio, Dr. Romano oversaw clinical development of the neurodegenerative disease portfolio for more than five years at Janssen as the Deputy Leader, Neurodegenerative Disease Area and Head of Development, Neurodegenerative Disease. He previously held other leadership positions at Janssen, including Head of Neuroscience Biomarkers and Head of Early Clinical Development. Earlier in his career, Dr. Romano served as the Alzheimer’s Disease Therapeutic Area Group Co-Leader and Leader, Neuroscience Experimental Medicine at Merck. He has served on the executive committee of the Innovative Medicines Initiative – European Prevention of Alzheimer’s Dementia, and as the industry co-chair of the Critical Path Institute Coalition Against Alzheimer’s Disease. Dr. Romano currently serves on the board of directors of the ALS Hope Foundation and is an adjunct member of the neurology department at the Lewis Katz School of Medicine at Temple University. Dr. Romano earned a B.S. in Biology from Trinity College, a Ph.D. in Molecular Neurobiology from Rockefeller University, and an M.D. from The Johns Hopkins University School of Medicine. He completed his medical internship, neurology residency, and neuromuscular fellowship at the University of Pennsylvania.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the principles underlying the material components of our compensation program for our executive officers, including the named executive officers in the “Summary Compensation Table.” We also provide an overview of the overall objectives of the program and the factors relevant to an analysis of these policies and decisions, and how we use our executive compensation program to drive our performance.

Named Executive Officers

Our named executive officers for the year ended December 31, 2022 are:

Name	Age	Title
Arnon Rosenthal, Ph.D.	68	Co-founder, Chief Executive Officer, and Director
Marc Grasso, M.D. (1)	50	Chief Financial Officer
Linda Rubinstein (2)	56	Former Interim Chief Financial Officer
Sara Kenkare-Mitra, Ph.D.	55	President and Head of Research and Development
Gary Romano, M.D., Ph.D. (3)	62	Chief Medical Officer
Robert King, Ph.D. (4)	60	Former Chief Development Officer

(1)	Dr. Grasso commenced employment with the Company on February 7, 2022 and began serving as the Company’s Principal Financial Officer and Principal Accounting Officer on February 25, 2022.
(2)

Ms. Rubinstein served as the Company’s interim Chief Financial Officer from September 8, 2021 to February 7, 2022, at which point Dr. Grasso succeeded her as the Company’s Chief Financial Officer. Ms. Rubinstein continued to serve as the Principal Financial Officer and Principal Accounting Officer until February 25, 2022, when Dr. Grasso assumed these roles.

(3)	Dr. Romano commenced employment with the Company on May 23, 2022.
(4)	Dr. King resigned as the Company’s Chief Development Officer effective October 28, 2022.

Executive Summary

Company Background and 2022 Business Highlights

Our mission is to develop therapies that empower the immune system to cure neurodegeneration and other diseases. We are a clinical-stage biopharmaceutical company pioneering immuno-neurology, a novel therapeutic approach for the treatment of neurodegeneration. Immuno-neurology targets immune dysfunction as a root cause of multiple pathologies that are drivers of degenerative brain disorders. We are developing therapies designed to counteract these pathologies simultaneously by restoring healthy immune function to the brain.

Our executive compensation program seeks to incentivize and reward strong corporate performance. Highlights of our 2022 corporate performance and executive compensation program are set forth below.

•

In January 2022, we received $200 million in an upfront payment under the terms of an agreement with GlaxoSmithKline plc (“GSK”), pursuant to which Alector and GSK collaborate on the global development and commercialization of progranulin-elevating monoclonal antibodies, including latozinemab and AL101.

•

In March 2022, we presented positive 12-month data from the INFRONT-2 Phase 2 clinical trial of latozinemab in frontotemporal dementia (“FTD”) patients with a C9orf72 genetic mutation. These data build upon the previously disclosed study results in at-risk and symptomatic patients with frontotemporal dementia due to a progranulin gene mutation (“FTD-GRN”) and support our efforts to expand the progranulin franchise into additional neurodegenerative disease indications.

•

In June 2022, the first patient from our INFRONT-3 Phase 3 global pivotal clinical study of latozinemab in FTD-GRN patients (“INFRONT-3 Trial”) was enrolled and dosed in the optional open-label extension (“OLE”) study.

•

In 2022, our INFRONT-3 Trial continued to enroll, and we are preparing to engage with regulatory authorities in mid-2023 in order to discuss statistical analysis plans based on emerging knowledge in the field that may enable us to complete the INFRONT-3 Trial with fewer patients and/or a shorter treatment duration.

•

In November 2022, we presented positive data from the multiple-dose cohorts of the first-in-human Phase 1 study of AL101 in healthy volunteers. Results demonstrated that AL101 was well tolerated and increased progranulin levels in plasma and CSF in a dose-dependent manner.

•

We continued to advance our AL002 program in 2022 to prepare for the first patient to be enrolled and dosed in a long-term extension (“LTE”) of the INVOKE-2 Phase 2 clinical trial in January 2023. In connection with the LTE trial, we received a $17.8 million milestone payment from AbbVie Biotechnology, Ltd. (“AbbVie) in March 2023.

In addition, we continued with multiple early-stage programs and made significant progress on other internal corporate goals.

Key 2022 Compensation Decisions

Aligned with our results and performance in 2022 as outlined above, we took several actions related to our compensation program.

•	Recalibrated Peer Group. Given the broader market downturn, we recalibrated our biotechnology peer group to better reflect our current size and business profile.

•

Annual Incentive Payouts Tied to Performance. Our 2022 annual bonus paid out at 103% of target since we successfully met and exceeded almost all of our target goals and multiple difficult stretch goals, including several that were considered key value drivers for the Company.

•

Performance Stock Unit Program. In 2021, we implemented a one-time performance-vested vehicle to reward enrolled executives based on pre-established performance goals related to stock price achievement. To ensure alignment with other executives, we awarded the one-time performance-based equity using the same performance hurdles to Dr. Kenkare-Mitra, our President and Head of Research and Development, in early 2022. Although not prevalent amongst our peers, our Compensation Committee will consider reintroducing performance-vested equity in the future given its ability to align to long-term valuation creation.

Compensation Philosophy

The goals of our executive compensation program are to attract, engage, and retain executive offers who share our vision and are deeply connected to our mission. Our overall compensation philosophy is market-based and enables our executive officers to share in the Company’s long-term success. We strive to incentivize these executive officers to achieve our short-term and long-term business objectives in order to increase long-term value and increase stockholder value. Our program combines competitive cash and equity award opportunities in the forms and proportions that we believe will motivate our executive officers to increase stockholder value over the long term. We routinely review our policies and program design.

Our executive compensation program delivers excellent rewards in line with individual and company performance using the following specific compensation methods:

•	paying competitive base salaries;

•	rewarding our executives with a short-term incentive bonus plan opportunity; and

•	awarding a higher percentage of target total direct compensation opportunity as long-term equity incentives to align executive and stockholder interests over the long-term.

Overview of Executive Compensation Program

Our executive compensation program is designed to be competitive and to appropriately balance our goals of attracting, engaging, and retaining our executive officers and driving company performance. To align our executive officers’ interests with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of each executive officer’s total target annual direct compensation opportunity is “at-risk,” meaning the amounts paid to each executive officer will vary based on our Company performance and such executive officer’s contributions to that performance.

Consistent with our philosophy of aligning executive pay with the short- and long-term performance of the Company, and to align the interests of management and stockholders, the Company’s compensation programs are designed to provide the majority of executive compensation in the form of variable, at-risk pay. Our Compensation Committee thoughtfully employs the primary compensation elements of base salary, short-term annual cash incentives, and long-term equity awards, to achieve these objectives.

In 2022, target pay packages were as follows:

The percentages above were calculated using base salary, target annual cash incentive compensation, and the grant date fair value of our long-term incentive vehicles. Similar to our industry-based peers, we have gradually shifted the equity mix for our executives and employees towards the use of RSUs, which incentivizes executives to create value for the Company and shareholders, while also managing the equity pool with discipline, due to the fact that RSUs are linked to stock price performance and are an efficient way to deliver equity.

Executive Compensation Governance

We are committed to a strong performance orientation in our compensation program and effective corporate governance practices for a company at our development stage and industry. With guidance from an independent compensation consultant, we maintain sound compensation and governance standards, and we adopt best practices in establishing and administering policies in support of these standards.

The Compensation Committee evaluates our executive compensation program regularly to ensure that it supports our short-term and long-term goals to compete for executive talent, as well as protect our stockholders’ interests. Specifically, we undertake two compensation cycles per year, with cash compensation decisions (bonus payout and merit increase) the focus of the first quarter compensation cycle, and equity decisions the focus of the third quarter compensation cycle. This structure enables a tighter pay-for-performance link and two opportunities for a rewards conversation each year.

Our pay-for-performance philosophy and compensation governance practices provide an appropriate framework to our executives to achieve our strategic goals without encouraging them to take excessive risks in their business decisions. Some of our practices include:

What We Do

✓	Pay for performance philosophy and culture

✓	Responsible use of shares under our long-term equity incentive program

✓	Align pay outcomes with objective performance outcomes

✓	Use relevant peer group pay quantum and design data as a reference point

✓	Balanced mix of fixed and at-risk pay

✓	Robust anti-hedging and pledging policies

✓	Retain an independent compensation consultant

What We Don’t Do

x	Provide excessive severance payments

x	Allow single-trigger change in control cash severance agreements

x	Provide excessive perquisites

x	Provide excise tax gross-ups

x	Provide special retirement plans for executive officers

Stockholder Engagement

The Company is committed to engagement with stockholders. We review any feedback we receive from our stockholders about our executive compensation program, including through the say-on-pay vote, discussed below, to ensure that we understand key matters of interest to them, and to enable us to take that feedback into consideration for our compensation decisions.

“Say-on-Pay” Voting

At our 2022 annual meeting, we held a non-binding advisory vote on executive compensation (commonly referred to as a “say-on-pay” vote). This say-on-pay received overwhelming support from our stockholders, with over 98% of votes cast in support of the proposal (excluding broker non-votes and abstentions). The Compensation Committee believes this vote demonstrated our stockholders’ positive view of our pay-for-performance philosophy and the appropriateness of our executive compensation structure.

Compensation Determination Process

Role of Compensation Committee and Board of Directors

Our Compensation Committee is responsible for overseeing the total compensation of our executive officers. In this capacity, our Compensation Committee designs, implements, reviews, and approves all compensation for our Chief Executive Officer and our other executive officers. The Compensation Committee formally met five times during fiscal year 2022 to review and discuss matters related to compensation of our employees and executive officers. Some of these meetings were held with members of management in attendance and some were held in closed session. Most of the meetings also included representatives from our compensation consulting firm (as described below). Typically, the Compensation Committee reports to the Board of Directors on its discussions and on occasion seeks input from the Board of Directors regarding the decisions to be made and other actions to be taken with regard to our executive officers’ compensation. Our Compensation Committee’s recommendations regarding executive compensation are based on the Compensation Committee’s assessment of the performance of the Company and each individual executive officer, as well as other factors, such as prevailing industry trends and the competitive market for executive talent. The Compensation Committee makes the final decisions regarding executive compensation.

Role of Management

In 2022, our Chief Executive Officer and Chief People Officer made recommendations to our Compensation Committee, attended certain Compensation Committee meetings, and were involved in the process for determining our executive officers’ compensation, provided that neither our Chief Executive Officer nor our Chief People Officer made recommendations as to their own compensation or participated in Compensation Committee discussion of their own compensation. Our Compensation Committee considers management’s recommendations but is not required to follow any recommendations and may adjust compensation up or down as it determines in its discretion. Our Compensation Committee reviews the recommendations and other data and makes decisions as to each executive officer’s total compensation, as well as each individual pay component. At certain meetings in 2022, the Compensation Committee met in executive sessions and our Chief Executive Officer and Chief People Officer were not present when it deliberated and voted on the compensation of the executive officers.

Role of Independent Compensation Consultant

Our Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. Previously, our Compensation Committee retained Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), as independent compensation consultant. In August 2022, our Compensation Committee elected to replace Aon and to retain Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant to provide it with information, recommendations, and other advice relating to executive compensation on an ongoing basis. Accordingly, Pearl Meyer currently serves at the discretion of our Compensation Committee. Our Compensation Committee engaged Pearl Meyer to assist in developing an appropriate group of peer companies, help us determine the appropriate level of overall compensation for our executive officers, and assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair.

Use of Peer Group

The Compensation Committee approves a peer group of companies as a reference group to provide a broad perspective on competitive pay levels and practices. The peers are reviewed on an annual basis in light of the fast-moving changes at the Company and in our industry. In 2022, we undertook this review with the assistance and recommendations of Pearl Meyer, who provided competitive market analysis of the base salary, annual cash incentive awards, and long-term incentive compensation of our executive officers compared against our compensation peer group and reviewed other market practices and trends.

2021 Peer Group

In August 2021, the Compensation Committee approved a peer group for use in making third quarter 2021 equity award decisions, first quarter 2022 base salary and annual target bonus decisions, and for use in assessing compensation data for senior executive new hire packages. The Compensation Committee used the following criteria in determining the appropriate peers:

•	Industry Sector and Product Focus—Focus on the neurodegenerative space.

•	Stage—Focus on Phase 2 and Phase 3 companies as Alector progresses its most advanced product candidates through the pipeline.

•	Market Capitalization—Range of $700 million to $6.3 billion (approximately 0.3x to 3.0x of Alector’s then-current market capitalization).

•	Employee Headcount—Companies with up to 413 employees based on an anticipated continued growth rate over the next 1-2 years.

•	Location—Biotechnology hub markets (San Francisco Bay Area, San Diego, Boston, etc.).

Based on these criteria and considerations, our peer group for 2021, as approved by our Compensation Committee, consisted of the following 22 companies:

Allakos	Deciphera Pharmaceuticals	REGENXBIO
Annexon	Denali Therapeutics	Rubius Therapeutics
Apellis Pharmaceuticals	Dicerna Pharmaceuticals	Sangamo Therapeutics
Applied Molecular Transport	Intra-Cellular Therapies	Stoke Therapeutics
Arcus Biosciences	Karuna Therapeutics	Turning Point Therapeutics
Arvinas	Kodiak Sciences	Vir Biotechnology
Axsome Therapeutics	NGM Biopharmaceuticals
Cortexyme	Prothena

2022 Peer Group

In August 2022, the Compensation Committee approved a peer group for use in making third quarter 2022 equity award decisions and first quarter 2023 base salary and annual target bonus decisions. The Compensation Committee used the following criteria in determining the appropriate peers:

•	Industry Sector and Product Focus—Broad focus on biotechnology and pharmaceutical industry with an emphasis on companies with neurology, oncology, CNS, and rare disease indications.

•	Stage—Continue to target Phase 2 and Phase 3 companies as we progress lead candidates through the pipeline.

•

Market Capitalization—Companies with a median market value of $1.2 billion at the time of the analysis; range between $200 million to $4.3 billion (approximately 0.2x to 4.7x of Alector’s then-current market capitalization).

•	Employee Headcount—Companies with a median of 205 full-time employees.

•	Location—Biotechnology hub markets (San Francisco Bay Area, San Diego, New York, Boston, etc.).

Based on these criteria and considerations, eight companies were added to form the 2022 peer group, and eight were removed. Our peer group for 2022, as approved by our Compensation Committee, consisted of the following 21 companies:

Allakos	Gossamer Bio*	REGENXBIO
Amylyx Pharmaceuticals*	IDEAYA Biosciences*	Revolution Medicines*
Arcus Biosciences	Karuna Therapeutics	Sangamo Therapeutics
Arvinas	Kezar Life Sciences*	Stoke Therapeutics
Axsome Therapeutics	NGM Biopharmaceuticals	TG Therapeutics*
Deciphera Pharmaceuticals	Nurix Therapeutics*	Turning Point Therapeutics
Denali Therapeutics	Prothena	Xenon Pharmaceuticals*

*	New for 2022

In setting compensation for our executive officers, including our named executive officers, the Compensation Committee uses competitive compensation data from an annual total compensation study of selected peer companies and relevant survey sources to inform its decisions about overall compensation opportunities and specific compensation elements. However, the Compensation Committee uses our compensation peer group as one data point when setting executive pay packages. The overall compensation philosophy focuses at or near a target percentile, particularly in respect to target cash compensation and equity grants. In addition, our compensation decisions are based on the consideration of many factors, including, but not limited to, individual and company performance, market data, internal equity, value of unvested equity, experience, and strategic needs. As a result of evaluating compensation based on the criteria described above, total target compensation for our named executive officers may in certain circumstances be above or below the target levels of the peer group.

Pay Components

The Company’s executive compensation program consists of three primary elements: base salaries, annual cash incentives, and long-term equity awards:

Compensation Element	Purpose	Key Features
Base Salary	• To attract and retain highly skilled executives.	• Fixed component of pay to provide financial stability, based on responsibilities, experience, individual contributions, and peer company data.

Annual Cash Incentive Program	• To promote and reward the achievement of key short-term strategic and business goals of the Company as well as individual performance; to motivate and attract executives.	• Variable component of pay based on pre-set annual quantitative and qualitative performance assessment against objectives related to corporate, program-specific, and functional goals.

Equity Incentive Compensation	• To encourage executives and other employees to focus on long-term company performance; to promote retention; to reward outstanding company and individual performance.

•  Delivered in a blend of stock options, restricted stock units, and for certain executive officers, performance stock units, subject to multi-year vesting based on continued service and, for performance stock units, the performance of our common stock closing price over a certain number of consecutive trading days.

•  The value of these awards depends on the performance of our common stock price, in order to align employee and executive interests with those of our stockholders over the longer term.

Base Salary

Base salary is the only fixed component of our executive officers’ total cash compensation and provides competitive pay to attract and retain our executives. Annual salary decisions are made in recognition of competitive data as well as the skills and experience that each individual brings to the Company and the performance and contributions each makes.

Base salary changes in 2022 varied by executive due either to merit increases or to market adjustments. Other factors were considered such as tenure, experience, and the role of the individual.

The 2022 base salaries for our named executive officers were as follows and were effective as of March 1, 2022, except as noted below:

Name	2022 Base Salary($)(1)		2021 Base Salary($)(1)		% Increase
Arnon Rosenthal, Ph.D.	630,000		578,500		8.9
Marc Grasso, M.D.	480,000		—	(2)	—
Linda Rubinstein (3)	116,400		306,150		—
Sara Kenkare-Mitra, Ph.D.	570,000	(4)	570,000		—
Gary Romano, M.D., Ph.D.	475,000		—	(5)	—
Robert King, Ph.D.	457,600		440,000		4.0

(1)	Represents the highest annualized base salary established for the named executive officer during the year indicated.
(2)	Dr. Grasso was appointed as our Chief Financial Officer effective February 7, 2022 and was not employed by us in fiscal year 2021.
(3)

Represents the fees paid to FLG Partners, LLC, of which Ms. Rubinstein is a partner, for the provision of Ms. Rubinstein’s services to the Company as interim Chief Financial Officer. The Company paid FLG Partners, LLC an hourly rate of $600 per hour for Ms. Rubinstein’s services.

(4)	Dr. Kenkare-Mitra was appointed as our President and Head of Research and Development on December 15, 2021 and was ineligible for a base salary increase in the first quarter 2022.
(5)	Dr. Romano was appointed as our Chief Medical Officer on May 23, 2022 and was not employed by us in fiscal year 2021.

The 2023 base salaries, effective as of March 1, 2023, and 2023 annual bonus targets for our current executive officers are as follows:

Name	2023 Base Salary($)	2023 Annual Target Bonus (% of base)
Arnon Rosenthal, Ph.D.	658,350	60
Marc Grasso, M.D.	500,000	40
Sara Kenkare-Mitra, Ph.D.	604,200	100
Gary Romano, M.D., Ph.D.	508,000	40

Executive Incentive Compensation Plan

The Executive Incentive Compensation Plan (the “Bonus Plan”) is designed to provide a financial incentive to reward executives for the achievement of a series of program-specific, pipeline, and functional corporate goals. Payments under the plan are ultimately based on achievement of these pre-established corporate goals. Actual performance against targets, as measured by these pre-established corporate goals, funds the incentive payouts. The corporate bonus pool can be funded between 0% to a maximum of 150% of target funding levels. The total bonus payout cannot exceed the total amount of funding in the pool. Annual target bonuses are set based on factors such as the executive’s past contributions, tenure, experience, and role and the annual target bonuses provided by companies in our compensation peer group to their similarly situated executives. Our Chief Executive Officer receives a bonus based entirely on corporate performance since he has ultimate operational responsibility for corporate performance. Our other named executive officers’ target bonus weighting (except for Ms. Rubinstein who did not participate in the Bonus Plan) is primarily linked to corporate performance (80%), with a smaller weight applied to the individual performance component (20%), given their broad influence over corporate performance. The individual performance component of the bonus for these executive officers can be modified up to 150% or down to 0% dependent on performance in the prior year. In addition, the Compensation Committee retains flexibility to increase or decrease any and all compensation components to reflect performance. Bonuses are typically paid in the quarter following the end of the performance period.

The annual bonus target percentage for our Chief Executive Officer increased from 55% in 2021 to 60% in 2022, to better align with market norms. The annual bonus target percentages for our other named executive officers remained flat in 2022, which was deemed appropriate according to peer and market data. The bonuses paid to each of our named executive officers in 2022 under our Bonus Plan are also set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

Bonuses for all employees, including our participating named executive officers, for the fiscal year ended December 31, 2022 were allocated from a bonus pool funded based on performance against a number of high-impact project goals and cross-functional goals. The project goals related to specific programs, trials, and corporate progress. The cross-functional goals included goals related to research and development, positioning for future growth and development, and other functional goals. The combination of the project and cross-functional goals was intended to drive both specific technical achievement and continue to build the foundation for future company growth and advancements.

In December 2021, the Compensation Committee reviewed and the Board of Directors approved the corporate goals and objectives for 2022, as summarized in the table below. At the time the 2022 corporate goals were set, the Board of Directors and management believed that such goals were challenging, and that achieving them would require not only continued strong progress on research and clinical development, manufacturing and operational capabilities, and prudent fiscal and legal management, but also a high level of effort and execution on the part of our executive officers. These goals were viewed as critical drivers of our long-term success and ability to generate sustained growth in shareholder value. Our corporate goals were intended to drive these key objectives by establishing specific, measurable criteria that could be used to evaluate the performance of our executive team and the Company in general. We believed that achievement of these goals would have a direct impact on creating value for our stockholders.

The Compensation Committee also applied a performance weighting to each goal relative to our overall performance to reflect the prioritization of key business objectives, as summarized below. Each goal was measured individually and then such individual amounts were aggregated to determine the 2022 corporate bonus payout, subject to the Compensation Committee’s discretion to alter bonus funding and payouts. The 2022 corporate performance bonuses were earned based upon achievement of such performance and stretch goals, as follows:

Objective	Key Results	% Weighting
Science	Meet certain goals related to program lead selection, antibody discovery campaigns, IND-enabling toxicology programs, and manuscript publication	20%

Patients	AL001: Meet certain goals related to patient enrollment (Phase 3) AL002: Meet certain goals related to patient enrollment (Phase 2), and achieve certain program decisions with AbbVie Initiate one first-in-human (FIH) for a new clinical program (Phase 1)	50%

People	Maintain high overall employee engagement	10%

Value	Meet certain goals related to maintaining healthy financial runway, maintaining strong alignment with partners, and maintaining a state of compliance	20%

Total		100%

Additionally, the Compensation Committee and the Board of Directors approved several stretch goals as follows:

Objective	Key Results	% Weighting
Stretch	Meet certain goals related to innovative technology (science), patient enrollment (patients), employee recruitment (people), and extended financial runway (value)	30%

To determine our corporate performance percentage for 2022, our Compensation Committee employed a holistic analysis that took into account both the extent to which the performance goals had been achieved or exceeded as well as the relative difficulty of achieving the goals that were met and those that were only partially met. In January 2023, the Compensation Committee reviewed the progress against the applicable 2022 goals. We accomplished and over-attained several target goals, largely achieved two stretch goals, and made significant progress on the remaining goals:

Objective	Key Results	% Weighting	% Achieved (Weighted) (1)
Science	Meet certain goals related to program lead selection, antibody discovery campaigns, IND-enabling toxicology programs, and manuscript publication	20%	21.5%

Patients	AL001: Meet certain goals related to patient enrollment (Phase 3) AL002: Meet certain goals related to patient enrollment (Phase 2), and achieve certain program decisions with AbbVie Initiate one first-in-human (FIH) for a new clinical program (Phase 1)	50%	36.7%

People	Maintain high overall employee engagement	10%	9.6%

Value	Meet certain goals related to maintaining healthy financial runway, maintaining strong alignment with partners, and maintaining a state of compliance	20%	20.7%

Sub-Total		100%	88.5%

Stretch	Meet certain goals related to innovative technology (science), patient enrollment (patients), employee recruitment (people), and extended financial runway (value)	30%	14.3%

Total		130%	103%

(1)	The “% Achieved (Weighted)” is the achievement percentage of the objective multiplied by the weighting of that objective.

Based on the Company’s achievement of these goals, the Compensation Committee funded the Company’s corporate bonus pool at 103% of target levels.

The resulting bonuses to our named executive officers were as follows:

Name	2022 Base Salary($)	2022 Annual Target Bonus (% of base)	2022 Actual Bonus Payout as a % of Salary(1)	2022 Earned Award($)
Arnon Rosenthal, Ph.D. (2)	630,000	60	62	389,340	(6)
Marc Grasso, M.D.	480,000	40	42	200,448
Linda Rubinstein (3)	—	—	—	—
Sara Kenkare-Mitra, Ph.D.	570,000	100	107	612,180
Gary Romano, M.D., Ph.D. (4)	475,000	40	41	118,682
Robert King, Ph.D. (5)	457,600	40	—	—

(1)

Except for our Chief Executive Officer, our executive officers’ target bonus weighting is primarily linked to corporate performance (80%), with a smaller weight applied to the individual performance component (20%).

(2)	Our Chief Executive Officer receives a bonus based entirely on corporate performance since he has ultimate operational responsibility for corporate performance.
(3)	Ms. Rubinstein did not participate in the Bonus Plan.
(4)	Dr. Romano’s bonus was prorated, based on the number of days he was employed by the Company during the fiscal year.
(5)	Dr. King’s separation from the Company was effective October 28, 2022, and he was therefore not eligible for a 2022 bonus.
(6)

Dr. Rosenthal’s 2022 bonus was converted into an award of 42,990 restricted stock units under the Company’s 2019 Equity Incentive Plan. One hundred percent of the restricted stock units vested immediately on March 2, 2023.

Long-Term Equity Incentive Compensation

We believe long-term equity incentive compensation is an effective means for focusing our executive officers, including the named executive officers, on driving strong performance and increased stockholder value over a multi-year period, provides a meaningful reward for long-term value creation, and motivates them to remain employed with us. This approach aligns the contributions of our executive officers with the long-term interests of our stockholders and allows them to participate in any future appreciation in our common stock.

In 2022, we had four equity compensation plans: the 2017 Stock Option and Grant Plan (the “2017 Plan”), 2019 Equity Incentive Plan (the “2019 Plan”), 2019 Employee Stock Purchase Plan (the “2019 ESPP”), and 2022 Inducement Equity Incentive Plan (the “Inducement Plan”). The 2017 Plan was terminated; however, shares subject to awards granted under it will continue to be governed by the 2017 Plan. The Inducement Plan, effective January 1, 2022, provides for the granting of equity-based awards, including non-statutory stock options, restricted stock units, restricted stock, stock appreciation rights, performance shares, and performance stock units. The Inducement Plan was recommended for approval by the Compensation Committee and subsequently approved and adopted by the Board of Directors without stockholder approval pursuant to the applicable Nasdaq Listing Rules.

We determine long-term equity incentive compensation for our executive officers as part of our biannual compensation review (with cash compensation reviewed in the first quarter and equity compensation reviewed in the third quarter) taking into account competitive market analysis, the recommendations of our Chief Executive Officer with respect to such equity compensation (except regarding his own equity incentive compensation), the outstanding equity holdings of each executive officer, the projected impact of the proposed awards on our earnings, and our Company performance in 2022.

New Hire Equity Grants

On January 3, 2022, the Compensation Committee approved the grant of the following awards to Dr. Kenkare-Mitra as a form of inducement to join and remain with the Company: (i) an option to purchase 300,000 shares of our common stock, (ii) an award of 59,000 restricted stock units, and (iii) an award of 59,000 performance stock units. The option has an exercise price equal to $20.78 per share, which was the closing price of our common stock on the date of grant. One-fourth of the shares subject to the option vested on December 15, 2022, and the remaining shares vest monthly over the next 36 months in equal monthly amounts, subject to Dr. Kenkare-Mitra’s continued service through each such date. One-third of the shares subject to the restricted stock unit award vested on March 1, 2023, and one-twelfth of the remaining shares vest each quarter thereafter, subject to Dr. Kenkare-Mitra’s continued service through each such date. The vesting details for Dr. Kenkare-Mitra’s performance stock unit award are described below. Under Dr. Kenkare-Mitra’s change in control and severance agreement, the vesting of these awards may be accelerated upon a qualifying termination of her employment during the period beginning on the date of a change in control and ending 12 months following that change in control, as described below in the section captioned “Potential Payments on Termination or Change in Control.”

On March 1, 2022, the Compensation Committee approved the grant of an option to purchase 450,000 shares of our common stock to Dr. Grasso as a form of inducement to join and remain with the Company. The option has an exercise price equal to $15.49 per share, which was the closing price of our common stock on the date of grant. One forty-eighth of the shares subject to the option vested on March 7, 2022, and the remaining shares vest monthly in equal amounts, subject to Dr. Grasso’s continued service through each such date. Under Dr. Grasso’s change in control and severance agreement, the vesting of these awards may be accelerated upon a qualifying termination of his employment during the period beginning on the date of a change in control and ending 12 months following that change in control, as described below in the section captioned “Potential Payments on Termination or Change in Control.”

On May 27, 2022, the Compensation Committee approved the grant of the following awards to Dr. Romano as a form of inducement to join and remain with the Company: (i) an option to purchase 369,000 shares of our common stock and (ii) an award of 92,250 restricted stock units. The option has an exercise price equal to $9.20 per share, which was the closing price of our common stock on the date of grant. One forty-eighth of the shares subject to the option vested on June 23, 2022, and the remaining shares vest monthly in equal monthly amounts, subject to Dr. Romano’s continued service through each such date. Under Dr. Romano’s change in control and severance agreement, the vesting of these awards may be accelerated upon a qualifying termination of his employment during the period beginning on the date of a change in control and ending 12 months following that change in control, as described below in the section captioned “Potential Payments on Termination or Change in Control.”

Performance Stock Units

In 2021, our Compensation Committee determined that the addition of performance stock units would provide appropriate incentives for the Company’s executive officers. Performance goals were based on the achievement of certain stock price hurdles, described below. The performance stock units are denominated and settle in shares of the Company’s common stock.

Due to the proximity of hiring Dr. Kenkare-Mitra to the date at which the Performance Stock Unit program was created, six months prior, our Compensation Committee decided to include Dr. Kenkare-Mitra into the program. In January 2022, as a form of inducement to join and remain with the Company, we granted Dr. Kenkare-Mitra an award of performance stock units that are earned if the average closing price of our common stock for a period of 40 consecutive trading days (the “average closing stock price”) equals or exceeds certain stock price targets during the measurement period commencing on January 3, 2022 and ending on January 2, 2026, as follows:

•	25% of the performance stock units will become eligible to vest if an average closing stock price of at least $30 is achieved during such measurement period; and

•	75% of the performance stock units will become eligible to vest if an average closing stock price of at least $40 is achieved during such measurement period.

If the stock price target is achieved, the performance stock units shall vest in four equal quarterly installments beginning with the first Company quarterly vesting date that is at least three months after the date the applicable stock price target is achieved. In addition, under Dr. Kenkare-Mitra’s change in control and severance agreement, the vesting of any performance stock units that become eligible to vest may be accelerated upon a qualifying termination of her employment during the period beginning on the date of a change in control and ending 12 months following that change in control, as described below in the section captioned “Potential Payments on Termination or Change in Control.”

The Performance Stock Unit program was suspended in 2022 for new grants due to significant stock price volatility and evolving growth trajectory of the business. Our Compensation Committee will consider the inclusion of performance stock units for future grant cycles based on circumstances at such future time.

Annual Equity Grants

In 2022, the long-term equity incentive compensation awarded to our executive officers based on our annual equity compensation review was granted in the form of stock options vesting over a four-year time-based schedule and restricted stock units vesting over a three-year time-based schedule. The equity mix comprised 75% restricted stock units and 25% stock options. This approach to long-term equity incentive compensation is consistent with market practice among our peer group and reinforces a strong pay-for-performance culture as the value of each award increases only if the value of our common stock appreciates from the grant date. Each award was granted on the following material terms:

Name	Stock Options Number of Shares(#)(1)	Restricted Stock Units Number of Shares(#)(2)
Arnon Rosenthal, Ph.D.	119,446	179,169
Marc Grasso, M.D.	23,801	35,702
Linda Rubinstein	—	—
Sara Kenkare-Mitra, Ph.D.	53,576	80,365
Gary Romano, M.D., Ph.D.	13,365	20,047
Robert King, Ph.D.	14,384	21,576

(1)

Each option award has an exercise price equal to $9.46 per share, which was the closing price of our common stock on the immediately preceding trading day of the date of grant, September 30, 2022. The shares shall vest monthly over 48 months in equal amounts starting on November 1, 2022, subject to the applicable named executive officer’s continued service.

(2)	Each restricted stock unit award vested and continues to vest in 12 equal quarterly installments beginning on December 1, 2022, subject to the applicable named executive officer’s continued service.

Severance and Change in Control Protections

In November 2018, we adopted a Change in Control and Severance Agreement (the “Severance Agreement”) in which our named executive officers participate. The Severance Agreement provides participants with severance in the event of certain qualifying terminations, including following a change in control of our Company, and certain change in control benefits. We believe that these protections are necessary to provide our valuable executives with incentives to forego other employment opportunities and remain employed with us and to maintain continued focus and dedication to their responsibilities to maximize stockholder value, including if there is a potential transaction that could involve a change in control. In addition, these protections are available only if a named executive officer executes and does not revoke a general release of claims in favor of us. The terms and levels of benefits provided to our named executive officers under the Severance Agreement were determined by our Compensation Committee, with input from our management team, and approved by our Board of Directors following a review of analysis prepared by our compensation consultant of relevant market data for other companies with whom we compete for executive talent.

For a summary of the material terms of the benefits provided to our named executive officers under the Severance Agreement and an estimate of the payments and benefits that may be received by our named executive officers under the Severance Agreements, see the section titled “Potential Payments on Termination or Change in Control” below.

Other Compensation

Retirement, Welfare, and Health Benefits

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code (the “Code”). As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. Subject to limits under the Code, we match an amount equal to 50% of the first 6% of the eligible employee’s contributions with a maximum annual employer contribution of $5,000 per employee. Our executive officers are eligible to participate in our 401(k) plan.

Our health and welfare benefits include medical, dental, and vision benefits, long-term disability insurance, basic life insurance coverage, health savings accounts, and accidental death and dismemberment insurance. Our named executive officers also are eligible to participate in our Employee Stock Purchase Plan on the same terms as our other eligible employees. We design our employee benefits programs to be affordable and competitive in relation to the market, and compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon changes in applicable laws and market practices.

Perquisites and Other Personal Benefits

We do not provide perquisites or other personal benefits to our executive officers, including the named executive officers except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits for executive officers will be approved and subject to periodic review by the Compensation Committee.

Employment and Consulting Agreements

We have entered into employment letters with each of our named executive officers, except for Linda Rubinstein. Each of these agreements was approved by our Board of Directors or our Compensation Committee. In connection with retaining Ms. Rubinstein as our interim Chief Financial Officer, we entered into a Confidential Consulting Agreement with FLG Partners, LLC (“FLG Partners”), of which Ms. Rubinstein is a partner, effective September 3, 2021 (the “Consulting Agreement”), pursuant to which FLG Partners served as an independent contractor to the Company. We agreed to pay FLG Partners at a rate of $600 per hour for Ms. Rubinstein’s services. As of February 25, 2022, Ms. Rubinstein no longer performed consulting services for Alector.

In filling each of our executive positions, our Board of Directors and the Compensation Committee recognized the need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. Our Board of Directors and our Compensation Committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.

For information on the specific terms and conditions of the employment letters of the named executive officers, see the discussion of “Executive Employment Arrangements” below.

Additional Policies and Practices

Hedging and Pledging Prohibitions

As part of our Insider Trading Policy, our employees (including our executive officers and the non-employee members of our Board of Directors) are prohibited from trading in publicly-traded options, such as puts and calls, and other derivative securities with respect to our securities. This includes any hedging or similar transaction designed to decrease the risks associated with holding shares of our common stock.

In addition, our employees (including our executive officers and the non-employee members of our Board of Directors) are prohibited from holding our common stock in a margin account or pledging our securities as collateral for a loan.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code (“Section 162(m)”) disallows a U.S. federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers. The Company generally expects that all remuneration in excess of $1 million paid to a specified executive will not be deductible by us as a corporate entity unless it qualifies for the transition relief applicable to certain newly public companies. To maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee believes that our shareholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted in order to allow such compensation to be consistent with the goals of our executive compensation program, even though some compensation awards may result in non-deductible compensation expense.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board of Directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may realize no value from their awards.

Taxation of Parachute Payments and Deferred Compensation

We do not provide, and have no obligation to provide, any of our named executive officers with a “gross-up” or other reimbursement payment for any tax liability he or she might owe because of the application of Sections 280G, 4999, or 409A of the Code. If any of the payments or benefits provided for under the Severance Agreement or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, he or she would receive either full payment of such payments and benefits or such lesser amount that would cause no portion of the payments and benefits being subject to the excise tax, whichever results in the greater after-tax benefits to our named executive officer.

Compensation Committee Interlocks and Insider Participation

In 2022, our Compensation Committee consisted of David Wehner, Louis J. Lavigne, Jr., Paula Hammond, Ph.D., and effective May 1, 2022, Elizabeth Garofalo, M.D. None of the members of our Compensation Committee is or has ever been an officer or employee of Alector. None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation and Discussion Analysis provided above. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation and Discussion Analysis be included in this proxy statement and our Annual Report on Form 10-K for our fiscal year ended December 31, 2022.

Compensation Committee

David Wehner (Chairperson)

Elizabeth Garofalo, M.D.

Louis J. Lavigne, Jr.

Paula Hammond, Ph.D.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or incorporates it by reference into a document filed under the Securities Act of 1933, as amended (“Securities Act”), or the Exchange Act.

Summary Compensation Table for Fiscal Years 2022, 2021, and 2020

The following table provides information regarding the compensation awarded to, or earned by, our named executive officers during 2022, 2021, and 2020.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)		All Other Compensation ($)		Total ($)
Arnon Rosenthal, Ph.D.	2022	621,413	—		1,694,939	800,515	389,340	(3)	9,191	(4)	3,515,398
Co-founder, Chief	2021	575,400	—		1,801,875	6,837,954	388,160		9,191		9,612,580
Executive Officer, and Director	2020	554,167	—		—	3,096,204	—		11,858		3,662,229
Marc Grasso, M.D.(5)	2022	432,923	103,000	(6)	337,741	4,935,992	200,448	(7)	1,676	(8)	6,011,780
Chief Financial Officer
Linda Rubinstein(9)	2022	116,400	—		—	—	—		—		116,400
	2021	306,150	—		—	—	—		—		306,150
Sara Kenkare-Mitra, Ph.D.(10)	2022	570,000	—		3,018,736	4,662,171	612,180	(7)	7,322	(11)	8,870,409
President and Head of Research and Development	2021	25,942	500,000	(12)	—	—	26,813		28		526,841
Gary Romano, M.D., Ph.D.(13)	2022	289,872	—		1,038,345	2,451,835	118,682	(7)	7,165	(14)	3,905,899
Chief Medical Officer
Robert King, Ph.D.	2022	385,273	—		204,109	96,400	—		6,935	(15)	692,718
Former Chief Development Officer	2021	437,500	—		681,317	584,043	214,016		7,322		1,924,198
	2020	414,583	—		—	835,973	134,300		7,322		1,392,178

(1)	Salary, bonus, and incentive plan figures represent amounts earned during each respective fiscal year, regardless of whether part or all of such amounts were paid in subsequent fiscal year(s).
(2)

The amounts disclosed represent the aggregate grant date fair value of the award as calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the award disclosed in this column are set forth in Notes 2 and 7 to our audited financial statements included in our Annual Report on Form 10-K filed with the SEC on February 28, 2023. These amounts do not correspond to the actual value that may be recognized by the named executive officer upon vesting of the applicable awards.

(3)

Dr. Rosenthal’s annual bonus based on the achievement of company objectives for the fiscal year ended December 31, 2022 was converted into an award of 42,990 restricted stock units under the Company’s 2019 Equity Incentive Plan. One hundred percent of the restricted stock units vested immediately on March 2, 2023.

(4)	The amount reported consisted of (i) life insurance premiums of $4,191 and (ii) a 401(k) match of $5,000, paid by us on behalf of Dr. Rosenthal.
(5)	Dr. Grasso was not employed by Alector and therefore was not a named executive officer for fiscal year 2021 or fiscal year 2020.
(6)

The amount reported constitutes a signing bonus of $103,000 awarded to Dr. Grasso at the commencement of his employment with Alector. The Signing Bonus was paid in one lump sum on the first regularly scheduled pay date in 2022 after the commencement of Dr. Grasso’s employment.

(7)	The amounts reported represent bonuses based on the achievement of company objectives for the fiscal year ended December 31, 2022, which were paid in March 2023.
(8)	The amount reported consisted of (i) life insurance premiums of $1,076 and (ii) a 401(k) match of $600, paid by us on behalf of Dr. Grasso.
(9)

Ms. Rubinstein was not employed by Alector and therefore was not a named executive officer for fiscal year 2020. For fiscal year 2021 and fiscal year 2022, this amount represents the fees paid to FLG Partners, of which Ms. Rubinstein is a partner, for the provision of Ms. Rubinstein’s services to the Company as interim Chief Financial Officer. The Company paid FLG Partners an hourly rate of $600 per hour for Ms. Rubinstein’s services.
(10)	Dr. Kenkare-Mitra was not employed by Alector and therefore was not a named executive officer for fiscal year 2020.
(11)	The amount reported consisted of (i) life insurance premiums of $2,322 and (ii) a 401(k) match of $5,000, paid by us on behalf of Dr. Kenkare-Mitra.
(12)	The amount reported constitutes a signing bonus of $500,000 awarded to Dr. Kenkare-Mitra at the commencement of her employment with Alector.
(13)	Dr. Romano was not employed by Alector and therefore was not a named executive officer for fiscal year 2021 or fiscal year 2020.
(14)	The amount reported consisted of (i) life insurance premiums of $2,165 and (ii) a 401(k) match of $5,000, paid by us on behalf of Dr. Romano.
(15)	The amount reported consisted of (i) life insurance premiums of $1,935 and (ii) a 401(k) match of $5,000, paid by us on behalf of Dr. King.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to each of our named executive officers during the fiscal year ended December 31, 2022.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)	All Stock Awards: Number of Shares of Stock or Units (#)(3)	All Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5)($)
Name	Grant Date	Target ($)		Maximum ($)		Target (#)
Arnon Rosenthal, Ph.D.	—	378,000	(6)	567,000	(6)	—	—	—	—	—
	10/1/2022	—		—		—	—	119,446	9.46	800,515
	10/1/2022	—		—		—	179,169	—	—	1,694,939
Marc Grasso, M.D.	—	192,000		288,000		—	—	—	—	—
	3/1/2022	—		—		—	—	450,000	15.49	4,776,480
	10/1/2022	—		—		—	35,702	—	—	337,741
	10/1/2022	—		—		—	—	23,801	9.46	159,512
Linda Rubinstein	—	—		—		—	—	—	—	—
Sara Kenkare -Mitra, Ph.D.	1/3/2022	—		—		59,000	—	—	—	1,032,463
	1/3/2022	—		—		—		300,000	20.78	4,303,110
	1/3/2022	—		—		—	59,000	—	—	1,226,020
	—	570,000		855,000		—	—	—	—	—
	10/1/2022	—		—		—	—	53,576	9.46	359,061
	10/1/2022	—		—		—	80,365	—	—	760,253
Gary Romano, M.D., Ph.D.	—	115,562		173,342		—	—	—	—	—
	5/27/2022	—		—		—	—	369,000	9.20	2,362,264
	5/27/2022	—		—		—	92,250	—	—	848,700
	10/1/2022	—		—		—	—	13,365	9.46	89,571
	10/1/2022	—		—		—	20,047	—	—	189,645
Robert King, Ph.D.	—	183,040		274,560		—	—	—	—	—
	10/1/2022	—		—		—	—	14,384	9.46	96,400
	10/1/2022	—		—		—	21,576	—	—	204,109

(1)

The amounts reported in these columns represent the target and maximum amount of annual performance-based incentive bonus compensation that might have been paid to each named executive officer for 2022 performance. As there are no threshold amounts with respect to these payouts, the column “Threshold ($)” is inapplicable and therefore has been omitted from this table. The actual payouts approved for 2022 performance are shown in the “Non-Equity Incentive Plan Compensation” column of the “Summary

Compensation Table.” These awards are described in further detail in the section entitled “Executive Incentive Compensation Plan.” The bonus payouts approved pursuant to the Executive Incentive Compensation Plan were paid in March 2023.
(2)

The amount reported in this column represents performance stock units granted in 2022 pursuant to our 2022 Inducement Equity Incentive Plan. The performance stock units will vest only if pre-established performance goals are satisfied by January 3, 2026. This award is described in further detail in the section entitled “Executive Compensation—Performance Stock Units.” As there are no threshold or maximum amounts with respect to this payout, the columns “Threshold (#)” and “Maximum (#)” are inapplicable and therefore have been omitted from this table.

(3)	The amounts in this column represent the restricted stock units granted in 2022 pursuant to our 2019 Equity Incentive Plan and 2022 Inducement Equity Incentive Plan.
(4)

The amounts in this column represent the stock option awards granted in 2022 pursuant to our 2019 Equity Incentive Plan and 2022 Inducement Equity Incentive Plan. The per share exercise price of the stock options is equal to the closing price of a share of our common stock on the date of grant.

(5)

The amounts shown are full grant date fair value in accordance with FASB ASC Topic 718. The assumptions used to calculate the grant date fair value of option awards are set forth under Notes 2 and 7 of the Notes to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 28, 2023.

(6)

Dr. Rosenthal’s actual bonus payout was converted into an award of 42,990 restricted stock units under the Company’s 2019 Equity Incentive Plan. One hundred percent of the restricted stock units vested immediately on March 2, 2023.

Outstanding Equity Awards at Fiscal Year-End

The following table presents certain information concerning equity awards held by our named executive officers, as of December 31, 2022.

			Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable(#)		Number of Securities Underlying Unexercised Options Unexercisable(#)		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares of Stock That Have Not Vested(#)		Market Value of Shares That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(3)
Arnon Rosenthal, Ph.D.	7/2/2018	(4)	500,000	(5)	—	(5)	8.16	7/2/2028	—		—	—		—
	11/6/2018	(4)	275,000	(6)	—	(6)	10.14	11/6/2028	—		—	—		—
	11/6/2019	(7)	400,833	(8)	119,167	(8)	17.15	11/6/2029	—		—	—		—
	10/1/2020	(7)	247,562	(9)	209,476	(9)	10.24	10/1/2030	—		—	—		—
	5/7/2021	(7)	—		—		—	—	—		—	150,000	(10)	1,384,500
	10/1/2021	(7)	121,687	(11)	295,526	(11)	23.70	10/1/2031	—		—	—		—
	10/1/2022	(7)	4,976	(12)	114,470	(12)	9.46	10/1/2032	—		—	—		—
	10/1/2022	(7)	—		—		—	—	179,169	(13)	1,653,730	—		—
Marc Grasso, M.D.	3/1/2022	(14)	93,750	(15)	356,250	(15)	15.49	3/1/2032	—		—	—		—
	10/1/2022	(7)	991	(12)	22,810	(12)	9.46	10/1/2032	—		—	—		—
	10/1/2022	(7)	—		—		—	—	35,702	(13)	329,529	—		—
Linda Rubinstein	—		—		—		—	—	—		—	—		—
Sara Kenkare-Mitra, Ph.D.	1/3/2022	(14)	75,000	(16)	225,000	(16)	20.78	1/3/2032	—		—	—		—
	1/3/2022	(14)	—		—		—	—	—		—	59,000	(17)	544,570
	1/3/2022	(14)	—		—		—	—	59,000	(18)	544,570	—		—
	10/1/2022	(7)	2,232	(12)	51,344	(12)	9.46	10/1/2032	—		—	—		—
	10/1/2022	(7)	—		—		—	—	80,365	(13)	741,769	—		—
Gary Romano, Ph.D., M.D.	5/27/2022	(14)	53,812	(19)	315,188	(19)	9.20	5/27/2032	—		—	—		—
	5/27/2022	(14)	—		—		—	—	76,875	(20)	709,556	—		—
	10/1/2022	(7)	556	(12)	12,809	(12)	9.46	10/1/2032	—		—	—		—
	10/1/2022	(7)	—		—		—	—	20,047	(13)	185,034	—		—
Robert King, Ph.D.	7/2/2018	(4)	120,000	(5)	—	(21)	8.16	7/2/2028	—		—	—		—
	11/6/2018	(4)	67,916	(6)	—	(21)	10.14	11/6/2028	—		—	—		—
	11/6/2019	(7)	109,375	(8)	—	(21)	17.15	11/6/2029	—		—	—		—
	10/1/2020	(7)	61,700	(9)	—	(21)	10.24	10/1/2030	—		—	—		—
	10/1/2021	(7)	8,908	(11)	—	(21)	23.70	10/1/2031	—		—	—		—

(1)	This column represents the fair market value of a share of our common stock on the date of grant, as determined by our Board of Directors or its authorized committee.
(2)

This column represents the fair market value of the shares listed in the “Number of Shares of Stock That Have Not Vested” column, as of December 31, 2022, based on the closing price of our common stock, as reported on the Nasdaq Global Select Market, of $9.23 per share on December 30, 2022.

(3)

This column represents the fair market value of the shares listed in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column, as of December 31, 2022, based on the closing price of our common stock, as reported on the Nasdaq Global Select Market, of $9.23 per share on December 30, 2022.

(4)	This award was granted pursuant to our 2017 Plan.
(5)

One forty-eighth of the total number of shares subject to the option grant vested on August 2, 2018, and an additional 1/48th of the total number of shares subject to the option grant vested each month thereafter, subject to the executive’s continued status as a service provider on each such vesting date.

(6)

One fourth of the total number of shares subject to the option grant vested on November 1, 2019, and an additional 1/48th of the total number of shares subject to the option grant vested each month thereafter, subject to the executive’s continued status as a service provider through each such vesting date.

(7)	This award was granted pursuant to our 2019 Plan.
(8)

The shares subject to this option vested, and continue to vest, 1/48th per month beginning on the one-month anniversary of November 6, 2019, subject to the executive’s continued status as a service provider on each such vesting date.

(9)

The shares subject to this option vested, and continue to vest, 1/48th per month beginning on the one-month anniversary of October 1, 2020, subject to the executive’s continued status as a service provider on each such vesting date.

(10)

The shares are represented by performance stock units. One-half of the award will be earned if the Company’s average closing stock price is at least $30.00 per share for forty consecutive trading days and the other one-half of the award will be earned if the average closing stock price is at least $40.00 per share for forty consecutive trading days. Upon attainment of the performance metrics, the shares vest in four equal quarterly installments beginning on the first vesting date as set forth in the performance stock unit award agreement.

(11)

The shares subject to this option vested, and continue to vest, 1/48th per month beginning on November 1, 2021, subject to the executive’s continued status as a service provider on each such vesting date.

(12)

The shares subject to this option vested, and continue to vest, 1/48th per month beginning on November 1, 2022, subject to the executive’s continued status as a service provider on each such vesting date.

(13)

The shares subject to this restricted stock unit award will vest 1/12th per quarter beginning on March 1, 2023, subject to the executive’s continued status as a service provider on each such vesting date.

(14)	This award was granted pursuant to our Inducement Plan.
(15)

The shares subject to this option vested, and continue to vest, 1/48th per month beginning on March 7, 2022, subject to the executive’s continued status as a service provider on each such vesting date.

(16)

One-fourth of the total number of shares subject to the option grant vested on December 15, 2022, and an additional 1/48th of the total number of shares subject to the option grant will vest each month thereafter, subject to the executive’s continued status as a service provider through each such vesting date.

(17)

The shares are represented by performance stock units. One-fourth of the award will be earned if the Company’s average closing stock price is at least $30.00 per share for forty consecutive trading days and the other three-fourths of the award will be earned if the average closing stock price is at least $40.00 per share for forty consecutive trading days. Upon attainment of the performance metrics, the shares vest in four equal quarterly installments beginning on the first vesting date as set forth in the performance stock unit award agreement.

(18)

One-third of the total number of shares subject to the restricted stock unit award will vest on March 1, 2023, and an additional 1/12th of the total number of shares subject to the restricted stock unit award will vest each quarter thereafter, subject to the executive’s continued status as a service provider through each such vesting date.

(19)

The shares subject to this option vested, and continue to vest, 1/48th per month beginning on June 23, 2022, subject to the executive’s continued status as a service provider on each such vesting date.

(20)

The shares subject to this restricted stock unit award vested, and continue to vest, 1/12th per quarter beginning on September 1, 2022, subject to the executive’s continued status as a service provider on each such vesting date.

(21)	In connection with Dr. King’s resignation as Chief Development Officer, all unvested stock option and restricted stock unit awards ceased to vest and were reverted to the 2019 Plan.

Option Exercises and Stock Awards Vesting During Fiscal Year 2022

The following table shows certain information concerning option exercises and value realized upon the exercise of stock options by our named executive officers during the fiscal year ended December 31, 2022.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Arnon Rosenthal, Ph.D.	—	—
Marc Grasso, M.D.	—	—
Linda Rubinstein	—	—
Sara Kenkare-Mitra, Ph.D.	—	—
Gary Romano, M.D., Ph.D.	15,375	147,676
Robert King, Ph.D.	1,485	17,295

Executive Employment Arrangements

Arnon Rosenthal, Ph.D.

We entered into a confirmatory employment letter with Arnon Rosenthal, Ph.D., our Co-founder and Chief Executive Officer. The confirmatory employment letter has no specific term and provides that Dr. Rosenthal is an at-will employee. Dr. Rosenthal is entitled to an annual salary of $658,350 effective March 1, 2023. Additionally, Dr. Rosenthal is eligible for an annual target cash incentive payment equal to 60% of his 2023 base salary. Dr. Rosenthal has received certain equity awards in connection with his employment and may be eligible to receive future equity awards as determined by the Board of Directors or the Compensation Committee in its discretion.

Marc Grasso, M.D.

We entered into an employment letter with Marc Grasso, M.D., our Chief Financial Officer. The employment letter has no specific term and provides that Dr. Grasso is an at-will employee. Pursuant to the employment letter, Dr. Grasso received a sign-on bonus of $103,000. He is entitled to an annual salary of $500,000 effective March 1, 2023. Additionally, Dr. Grasso is eligible for an annual target cash incentive payment equal to 40% of his 2023 base salary. Dr. Grasso has received certain equity awards in connection with his employment and may be eligible to receive future equity awards as determined by the Board of Directors or the Compensation Committee in its discretion.

Linda Rubinstein

In connection with retaining Ms. Rubinstein as our interim Chief Financial Officer, we entered into the Consulting Agreement with FLG Partners, of which Ms. Rubinstein is a partner, pursuant to which FLG Partners agreed to serve as an independent contractor to the Company. We agreed to pay FLG Partners at a rate of $600 per hour for Ms. Rubinstein’s services. As of February 25, 2022, Ms. Rubinstein no longer performs consulting services for Alector.

Sara Kenkare-Mitra, Ph.D.

We entered into an employment letter with Sara Kenkare-Mitra, Ph.D., our President and Head of Research and Development. The employment letter has no specific term and provides that Dr. Kenkare-Mitra is an at-will employee. Pursuant to the employment letter, Dr. Kenkare-Mitra received a sign-on bonus of $500,000. She is entitled to an annual salary of $604,200, effective March 1, 2023. Additionally, Dr. Kenkare-Mitra is eligible for an annual target cash incentive payment equal to 100% of her 2023 base salary. Dr. Kenkare-Mitra has received certain equity awards in connection with her employment and may be eligible to receive future equity awards as determined by the Board of Directors or the Compensation Committee in its discretion.

Gary Romano, M.D., Ph.D.

We entered into an employment letter with Gary Romano, M.D., Ph.D., our Chief Medical Officer. The employment letter has no specific term and provides that Dr. Romano is an at-will employee. Dr. Romano is entitled to an annual salary of $508,000, effective March 1, 2023. Additionally, Dr. Romano is eligible for an annual target cash incentive payment equal to 40% of his 2023 base salary. Dr. Romano has received certain equity awards in connection with his employment and may be eligible to receive future equity awards as determined by the Board of Directors or the Compensation Committee in its discretion.

Robert King, Ph.D.

We entered into a confirmatory employment letter with Robert King, Ph.D., our former Chief Development Officer. The confirmatory employment letter had no specific term and provided that Dr. King was an at-will employee. Effective October 28, 2022, Dr. King resigned from his employment as Chief Development Officer.

Potential Payments on Termination or Change in Control

We entered into a change in control and severance agreement with each of our named executive officers, except for Ms. Rubinstein, which provides for certain severance and change in control benefits as described below. Each change in control and severance agreement superseded any prior agreement or arrangement the named executive officer may have had with us that provided for severance and/or change in control payments or benefits.

If a named executive officer’s employment is terminated outside the period beginning on the date of a change in control and ending 12 months following that change in control (the “Change in Control Period”) either (1) by the Company or any of its subsidiaries (the “Company Group”) without “cause” (excluding by reason of death or disability) or (2) by the named executive officer for “good reason” (as such terms are defined in the named executive officer’s change in control and severance agreement), the named executive officer will receive the following benefits if he or she timely signs and does not revoke a release of claims in our favor:

•

a lump-sum payment equal to nine months in the case of Drs. Kenkare-Mitra, Grasso, Romano, and King, or 12 months in the case of Dr. Rosenthal, of the named executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction); and

•

payment of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), for the named executive officer and the named executive officer’s eligible dependents, if any, for up to nine months in the case of Drs. Kenkare-Mitra, Grasso, Romano, and King, or 12 months in the case of Dr. Rosenthal, or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law.

If, within the Change in Control Period, the named executive officer’s employment is terminated either (1) by the Company (or any of its subsidiaries) without “cause” (excluding by reason of death or disability) or (2) by the named executive officer for “good reason,” the named executive officer will receive the following benefits if the named executive officer timely signs and does not revoke a release of claims in our favor:

•	a lump-sum payment equal to 12 months in the case of Drs. Kenkare-Mitra, Grasso, Romano, and King, or 18 months in the case of Dr. Rosenthal of the named executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction) or if greater, at the level in effect immediately prior to the change in control;

•

a lump-sum payment equal to 100% in the case of Drs. Kenkare-Mitra, Grasso, Romano, and King, or 150% in the case of Dr. Rosenthal of the named executive officer’s target annual bonus as in effect for the fiscal year in which such termination occurs;

•

payment of premiums for coverage under COBRA for the named executive officer and the named executive officer’s eligible dependents, if any, for up to 12 months in the case of Drs. Kenkare-Mitra, Grasso, Romano, and King, or 18 months in the case of Dr. Rosenthal, or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law; and

•

100% accelerated vesting and exercisability of all outstanding equity awards and, in the case of an equity award with performance-based vesting, unless otherwise specified in the applicable equity award agreement governing the equity award, all performance goals and other vesting criteria generally will be deemed achieved at 100% of target levels.

If any of the amounts provided for under these change in control and severance agreements or otherwise payable to our named executive officers would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the named executive officer would be entitled to receive either full payment of benefits under his change in control or severance agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer. The change in control and severance agreements do not require us to provide any tax gross-up payments.

Under each named executive officer’s change in control and severance agreement, the following definitions are used:

“Cause” means:

•

the named executive officer’s dishonest statements or acts with respect to any Company Group member, or any current or prospective customers, suppliers, vendors, or other third parties with which such entity does business;

•	the named executive officer’s commission of (1) a felony or (2) any misdemeanor involving moral turpitude, deceit, dishonesty, or fraud;

•

the named executive officer’s failure to perform his or her assigned duties and responsibilities to the reasonable satisfaction of the applicable Company Group member, which failure continues, in the reasonable judgment of the Company Group member, after written notice given to him or her by the Company Group member;

•	the named executive officer’s gross negligence, willful misconduct, or insubordination with respect to any Company Group member; or

•

the named executive officer’s material violation of any provision of any agreement(s) between him or her and any Company Group member relating to non-competition, non-solicitation, non-disclosure, and/or assignment of inventions (such as the at-will employment, confidential information, invention assignment, and arbitration agreement with the named executive officer or any written Company Group policy or procedure to which the named executive officer is subject).

Any termination for “Cause” will require the approval of our Board of Directors, and the named executive officer will be given the opportunity to appear in person before the entire Board of Directors in order to explain the named executive officer’s position on the allegations or claims that constitute “Cause.”

“Good Reason” means that the named executive officer resigns from a Company Group member if one of the following events occurs without his or her consent:

•

a material reduction of his or her duties, authorities, or responsibilities relative to his or her duties, authorities, or responsibilities in effect immediately prior to the reduction, provided that (1) any change that results in Dr. Rosenthal not serving as the chief executive officer of, or reporting directly to the Board of Directors of, the parent corporation in a group of controlled corporations including the Company or its assets (the “Parent”) following a change in control (other than as the result of his voluntary resignation not at the request of the successor or the Parent) will be deemed to constitute a material reduction in his duties, authorities, and responsibilities constituting “Good Reason” and (2) that continued employment of a named executive officer (other than Dr. Rosenthal) following a change in control with substantially the same duties, authorities, or responsibilities with respect to the Company Group’s business and operations will not constitute “Good Reason” (for example, “Good Reason” will not exist if the named executive officer is employed by the Company or a successor with substantially the same duties, authorities, or responsibilities with respect to the Company’s business that the named executive officer had immediately before the change in control regardless of whether the named executive officer’s title is revised to reflect his or her placement within the overall corporate hierarchy or whether the named executive officer provides services to a subsidiary, affiliate, business unit, or otherwise);

•

a material diminution in his or her base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees of the applicable Company Group member, or

•	a change of more than 50 miles in the geographic location at which he or she provides services to the applicable Company Group member.

For “Good Reason” to be established, the named executive officer must provide written notice to our Chief Executive Officer (or our Board of Directors in the case of Dr. Rosenthal) and the applicable Company Group member within 90 days immediately following such alleged events, the applicable Company Group member must fail to materially remedy such event within 30 days after receipt of such notice, and the named executive officer’s resignation must be effective not later than 90 days from the occurrence of the alleged triggering event, and must not be effective until after the expiration of the notice and cure periods described above.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below, assuming that the triggering event took place on December 31, 2022, which is the last day of our fiscal year:

	Termination Without Cause or Resignation for Good Reason Not in Connection with a Change in Control			Termination Without Cause or Resignation for Good Reason in connection with a Change in Control
Name	Severance Payments ($)(1)	Health Care Benefits ($)(2)		Equity Acceleration ($)(3)	Severance Payments ($)(4)		Health Care Benefits ($)(5)
Arnon Rosenthal, Ph.D.	630,000	27,459		3,038,230	1,512,000		41,188
Marc Grasso, M.D.	360,000	11,752		329,529	672,000		15,669
Linda Rubinstein(6)	—	—		—	—		—
Sara Kenkare-Mitra, Ph.D.	427,500	24,016		1,830,909	1,140,000		32,022
Gary Romano, M.D., Ph.D.	356,250	—	(7)	904,046	590,562	(8)	—	(7)
Robert King, Ph.D.(9)	343,200	11,761		651,047	640,640		15,681

(1)

The amount shown in this column for each named executive officer represents a lump-sum payment equal to nine months in the case of Drs. Kenkare-Mitra, Grasso, Romano, and King, or 12 months in the case of Dr. Rosenthal of the named executive officer’s annual base salary as of December 31, 2022.

(2)

The amount shown in this column for each named executive officer represents the value of payment of premiums for coverage under COBRA for the named executive officer and the named executive officer’s eligible dependents for up to nine months in the case of Drs. Kenkare-Mitra, Grasso, Romano, and King, or 12 months in the case of Dr. Rosenthal based on the assumptions used for financial reporting purposes under generally accepted accounting principles (“GAAP”).

(3)

The amount shown in this column for each named executive officer consists of the value of the portions of the unvested shares subject to each of the named executive officer’s outstanding equity awards for which vesting is accelerated upon the triggering event. The value of each such portion of such equity awards is calculated by multiplying (x) the closing stock price of our common stock of $9.23 per share on December 30, 2022, as reported on the Nasdaq Global Select Market (less the exercise price per share of the option) by (y) the number of shares covered by such portion of the equity award. Options that were “underwater” as of December 31, 2022 were not included as they do not have any value. In the case of an equity award with performance-based vesting, it is assumed that all performance goals and other vesting criteria will be deemed achieved at 100% of target levels.

(4)

The amount shown in this column for each named executive officer represents a lump-sum payment equal to 12 months in the case of Drs. Kenkare-Mitra, Grasso, Romano, and King, or 18 months in the case of Dr. Rosenthal of the named executive officer’s annual base salary as of December 31, 2022, plus 100% in the case of Drs. Kenkare-Mitra, Grasso, Romano, and King, or 150% in the case of Dr. Rosenthal of the named executive officer’s target annual bonus for 2022.

(5)

The amount shown in this column for each named executive officer represents the value of payment of premiums for coverage under COBRA for the named executive officer and the named executive officer’s eligible dependents for up to 12 months in the case of Drs. Kenkare-Mitra, Grasso, Romano, and King, or 18 months in the case of Dr. Rosenthal based on the assumptions used for financial reporting purposes under GAAP.

(6)	Ms. Rubinstein did not enter into a change in control and severance agreement with Alector.
(7)	Dr. Romano opted out of medical coverage provided by the Company during the fiscal year ended December 31, 2022.
(8)	Dr. Romano’s target annual bonus for 2022 was prorated, based on the number of days he was employed by the Company during the fiscal year.
(9)

The following amounts for Dr. King reflect payments he would have received had a triggering event occurred on October 28, 2022, his last day as an executive officer, notwithstanding the fact that he resigned from his position effective on this date.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of
Regulation
S-K,
the following tables and related disclosure show the relationship between (i) the total compensation for our principal executive officer (“PEO”) and other named executive officers (“NEOs”) as set forth in the Summary Compensation Table, (ii) the “compensation actually paid” (“CAP”) for our PEO and NEOs (computed in accordance with Item 402(v) of Regulation
S-K),
(iii) our total shareholder return (“TSR”), and (iv) our net income.
This disclosure does not necessarily reflect value actually realized by our NEOs or how our Compensation Committee evaluates compensation decisions in light of Company or individual performance.

Year	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid To PEO ($) (2)	Average Summary Compensation Table Total for Other NEOs ($) (3)	Average Compensation Actually Paid to Other NEOs ($) (4)	Value of $100 Initial Fixed Investment Based on Company Total Shareholder Return ($) (5)	Value of $100 Initial Fixed Investment Based on Peer Group Total Shareholder Return ($) (6)	Net Income (Loss) (in millions) ($) (7)
2022	3,515,398	(7,798,162)	3,919,441	1,798,838	54	111	(133)
2021	9,612,580	15,235,920	1,429,309	753,050	120	125	(36)
2020	3,662,229	4,877,874	2,969,307	3,155,795	88	126	(190)

(1)	Our PEO for each applicable year was Arnon Rosenthal, Ph.D.
(2)	The amounts disclosed reflect the adjustments listed in the tables below to the amounts reported in the Summary Compensation Table for our PEO:

Year	Summary Compensation Table Total for PEO ($)	Minus Stock and Option Awards from Summary Compensation Table ($)	Plus Year-End Equity Value of Unvested Awards Granted During Fiscal Year and Change in Value of Unvested Awards Granted in Prior Years ($)	Plus Value of Awards Granted and Vested During Fiscal Year and Change in Value of Prior Years’ Awards Vested During Fiscal Year ($)	Compensation Actually Paid to PEO ($)
2022	3,515,398	(2,495,454)	(5,389,915)	(3,428,192)	(7,798,162)
2021	9,612,580	(8,639,829)	11,174,600	3,088,569	15,235,920
2020	3,662,229	(3,096,204)	3,060,958	1,250,891	4,877,874

(3)	Our NEOs for each applicable year were:

•	2022: Marc Grasso, M.D.; Sara Kenkare-Mitra, Ph.D.; Robert King, Ph.D.; Gary Romano, M.D., Ph.D.; Linda Rubinstein

•	2021: Sara Kenkare-Mitra, Ph.D.; Robert King, Ph.D.; Robert Paul, M.D., Ph.D.; Linda Rubinstein; Shehnaaz Suliman, M.D.; Calvin Yu

•	2020: Robert King, Ph.D.; Robert Paul, M.D., Ph.D.; Shehnaaz Suliman, M.D.; Calvin Yu

(4)	The amounts disclosed reflect the adjustments listed in the tables below to the amounts reported in the Summary Compensation Table for our NEOs (excluding our PEO):

Year	Average Summary Compensation Table Total for Other NEOs ($)	Minus Stock and Option Awards from Summary Compensation Table ($)	Plus Year-End Equity Value of Unvested Awards Granted During Fiscal Year and Change in Value of Unvested Awards Granted in Prior Years ($)	Plus Value of Awards Granted and Vested During Fiscal Year and Change in Value of Prior Years’ Awards Vested During Fiscal Year ($)	Compensation Actually Paid to Other NEOs ($)
2022	3,919,441	(3,349,066)	1,196,499	31,964	1,798,838
2021	1,429,309	(809,934)	(418,665)	552,339	753,050
2020	2,969,307	(2,425,974)	1,896,904	715,558	3,155,795

(5)	Total shareholder return illustrates the value, as of the last day of the applicable fiscal year, of an investment of $100 in our common stock on December 31, 2019.
(6)	The peer group used for relative total shareholder return is the Nasdaq Biotechnology Index, comprising 271 components.
(7)	The dollar amounts reported represent the amount of net income (loss) reflected in our consolidated audited financial statements for the applicable year.
Analysis of the Information Presented in the Pay Versus Performance Table
In accordance with Item 402(v) of Regulation
S-K,
we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table:
Compensation Actually Paid and Net Income (Loss)
Alector is not a commercial-stage company, and we did not have any revenue during the periods presented, except revenue related to the agreement with AbbVie and the agreement with GSK for the license and co-development
of product candidates with those parties. Consequently, we have not historically looked to net income (loss) as a performance measure for our executive compensation program. From 2020 to 2021, our net loss decreased, the “compensation actually paid” for our PEO increased, and the “compensation actually paid” for our NEOs decreased. This decrease in “compensation actually paid” for our NEOs is largely due to Dr. Kenkare-Mitra beginning employment with us in December 2021 but not receiving any equity awards in that year and Ms. Rubinstein not receiving equity awards in connection with the Consulting Agreement. From 2021 to 2022, our net loss increased, the “compensation actually paid” for our PEO decreased, and the “compensation actually paid” for our other NEOs increased. This increase in “compensation actually paid” for our NEOs is largely due to new NEO equity awards in 2022.
Compensation Actually Paid and the Company’s Total Shareholder Return
The following chart sets forth the relationship between the “compensation actually paid” to our PEO, the average “compensation actually paid” to our NEOs as a group (excluding our PEO), and the Company’s total shareholder return over the period covering fiscal years 2020, 2021, and 2022. We utilize several performance measures to align executive compensation with our performance, but those are not financial performance measures, such as total shareholder return. For example, as described in more detail above in the section titled “Executive Compensation,” part of the compensation our NEOs are eligible to receive consists of annual performance-based cash bonuses which are designed to provide appropriate incentives to achieve defined annual corporate goals and to reward our NEOs for individual achievement towards these goals. Additionally, we view equity awards, which are an integral part of our executive compensation program, as related to Company performance because the value of each award increases only if the value of our common stock appreciates from the grant date and if the NEO continues employment over the vesting period. These equity awards strongly align our NEOs’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our NEOs to continue in our employment for the long-term.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Equity Compensation Plan Information
The following table provides information as of December 31, 2022 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Unvested Restricted Stock Units and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($) (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders
2017 Stock Option and Grant Plan (2)	2,099,943	9.10	—
2019 Equity Incentive Plan (3)	12,776,408	15.95	5,587,550
2019 Employee Stock Purchase Plan (4)	—	—	2,782,419
Equity compensation plans not approved by stockholders
2022 Inducement Equity Incentive Plan	1,881,539	13.43	1,401,483

(1)	Restricted stock units have been excluded for purposes of computing weighted average exercise prices.
(2)
Our Board of Directors adopted, and our stockholders approved, the 2017 Plan and the 2019 Plan. We no longer grant awards under the 2017 Plan; however, all outstanding options issued pursuant to the 2017 Plan continue to be governed by their existing terms. To the extent that any such awards are forfeited or lapse unexercised or are repurchased, the shares of common stock subject to such awards will become available for issuance under the 2019 Plan.
(3)
Our 2019 Plan provides that the number of shares available for issuance under the 2019 Plan will be increased on the first day of each fiscal year beginning with the 2020 fiscal year, in an amount equal to the least of (i) 7,096,760 shares, (ii) five percent (5%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as our Board of Directors may determine.

(4)
Our 2019 ESPP provides that the number of shares available for issuance under the 2019 ESPP will be increased on the first day of each fiscal year beginning with the 2020 fiscal year, in an amount equal to the least of (i) 591,397 shares, (ii) one percent (1%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as may be determined by our Board of Directors or any committee designated by the Board of Directors.

Risk Analysis of our Compensation Plans
Our Compensation Committee reviews and discusses with management the risks arising from our executive compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and to evaluate compensation policies and practices that could mitigate such risks. In addition, our Compensation Committee engaged Pearl Meyer and Aon in 2022 and Aon in 2021 and 2020 to independently review our executive compensation program. Based on those reviews, the Compensation Committee structures our executive compensation program to encourage our named executive officers to focus on both short-term and long-term success. We do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us.
CEO Pay Ratio
Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.
Measurement Date
We identified the median employee using our employee population on December 31, 2022 (including all employees, whether employed on a full-time, part-time, seasonal, or temporary basis).
Consistently Applied Compensation Measure
Under the relevant rules, we are required to identify the median employee by use of a “consistently applied compensation measure” (“CACM”). We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee as of December 31, 2022: (1) annual base pay, (2) annual target cash incentive opportunity, and (3) the grant date fair value for equity awards granted in 2022. In identifying the median employee, we converted compensation amounts paid in foreign currencies, if applicable, based on the applicable year-to-date
average exchange rate as of December 31, 2022 and annualized the compensation values of individuals that joined Alector during 2022. We did not make any cost-of-living
adjustments.
Methodology and Pay Ratio
After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s annual target total direct compensation in accordance with the requirements of the Summary Compensation Table.

Our median employee compensation in 2022 as calculated using Summary Compensation Table requirements was $283,458. Our Chief Executive Officer’s compensation in 2022 as reported in the Summary Compensation Table was $3,515,398. Therefore, our CEO Pay Ratio for 2022 is approximately 12.4x.
This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with the SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of Alector used the CEO Pay Ratio measure in making compensation decisions.
Conclusion
It is the opinion of the Compensation Committee that the compensation policies and elements described above provide the necessary incentives to properly align our executive officers’ performance with the interests of our stockholders while maintaining equitable and competitive executive compensation practices that enable us to attract, engage, and retain the highest caliber of executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2023 for:

•	each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors and nominees for director; and

•	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 83,351,778 shares of our common stock outstanding as of March 31, 2023. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2023, to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Alector, Inc., 131 Oyster Point Boulevard, Suite 600, South San Francisco, California 94080.

Name of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percentage of Shares Beneficially Owned (%)
5% Stockholders:
Entities affiliated with Polaris Venture Partners(1)	11,853,817	14.2
BlackRock, Inc.(2)	7,368,620	8.8
The Vanguard Group(3)	6,364,611	7.6
FMR LLC(4)	4,711,940	5.7
Named Executive Officers and Directors:
Arnon Rosenthal, Ph.D.(5)	6,980,221	8.2
Marc Grasso, M.D.(6)	145,779	*
Linda Rubinstein	0	*
Sara Kenkare-Mitra, Ph.D.(7)	130,301	*
Gary Romano, M.D., Ph.D.(8)	111,371	*
Robert King, Ph.D.(9)	719,296	*
Tillman Gerngross, Ph.D.(10)	2,690,934	3.2
Elizabeth Garofalo, M.D.(11)	31,188	*
Paula Hammond, Ph.D.(12)	66,358	*
Louis J. Lavigne, Jr.(13)	162,876	*
Terry McGuire(14)	121,448	*
Richard Scheller, Ph.D.(15)	193,314	*
David Wehner(16)	196,945	*
Kristine Yaffe, M.D.(17)	99,824	*
All executive officers and directors as a group (14 persons)(18)	11,652,000	14.0

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)

Based on information contained in a Schedule 13G/A filed with the SEC on February 7, 2023. Consists of (a) 498,468 shares held of record by Polaris Venture Partners VI, L.P. (“PVP VI”), (b) 654,463 shares held of record by Polaris Venture Partners Founders’ Fund VI, L.P. (“PVPFF VI”), (c) 8,589,364 shares held of record by Polaris Venture Partners VI (AIV), L.P. (“PVP VI AIV”), and (d) 2,111,522 shares held of record by Polaris Venture Partners VI (AIV-B), L.P (“PVP VI AIV-B” and together with PVP VI, PVPFF VI, and PVP VI AIV, the Funds). Polaris Venture Management Co. VI, L.L.C. (“PVM VI”) is the sole general partner of the Funds and may be deemed to have sole power to vote and dispose of the shares held by the Funds. Amir Nashat, Brian Chee, David Barrett, Bryce Youngren, Jonathan A. Flint, and Terry McGuire are the managing members of PVM VI and collectively make voting and investment decisions with respect to the shares held by the Funds. The address of the Funds is One Marina Park Drive, 10th Floor, Boston, MA 02210.

(2)

Based on information contained in a Schedule 13G/A filed with the SEC on January 25, 2023. Consists of 7,368,620 shares held of record by BlackRock, Inc. (“BlackRock”). The filing reflects that BlackRock has sole voting power over 6,987,276 shares and sole dispositive power over 7,368,620 shares. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(3)

Based on information contained in a Schedule 13G/A filed with the SEC on February 9, 2023. Consists of shares held of record by The Vanguard Group—23-1945930 (“Vanguard”). The filing reflects that Vanguard has shared voting power over 110,143 shares, sole dispositive power over 6,202,483 shares, and shared dispositive power over 162,128 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based on information contained in a Schedule 13G/A filed with the SEC on February 9, 2023. Consists of 4,711,940 shares held of record by FMR LLC (“FMR”). The filing reflects that FMR has sole voting and dispositive power over the shares. The address of FMR is 245 Summer Street, Boston, MA 02210.

(5)

Consists of (a) 1,342,111 shares of common stock held of record by Dr. Rosenthal; (b) 652,500 shares held of record by Adi Rosenthal 2007 Trust dated March 27, 2007, for which Dr. Rosenthal serves as trustee; (c) 652,500 shares held of record by Noam Rosenthal 2007 Trust dated March 27, 2007, for which Dr. Rosenthal serves as trustee; (d) 652,500 shares held of record by Shani Rosenthal 2007 Trust dated March 27, 2007, for which Dr. Rosenthal serves as trustee; (e) 1,972,875 shares held of record by The Rosenthal Family Revocable Trust Dated November 4, 1994, as restated on June 9, 1999, for which Dr. Rosenthal serves as trustee; and (f) 1,707,735 shares of common stock subject to options exercisable within 60 days of March 31, 2023.

(6)	Consists of (a) 1,684 shares of common stock held of record by Dr. Grasso; and (b) 144,095 shares of common stock subject to options exercisable within 60 days of March 31, 2023.
(7)	Consists of (a) 16,238 shares of common stock held of record by Dr. Kenkare-Mitra; and (b) 114,063 shares of common stock subject to options exercisable within 60 days of March 31, 2023.
(8)	Consists of (a) 19,317 shares of common stock held of record by Dr. Romano; and (b) 94,199 shares of common stock subject to options exercisable within 60 days of March 31, 2023.
(9)	Consists of 719,296 shares of common stock held of record by Dr. King.
(10)	Consists of (a) 2,608,610 shares of common stock held of record by Dr. Gerngross; and (b) 82,324 shares of common stock subject to options exercisable within 60 days of March 31, 2023.
(11)	Consists of 31,188 shares of common stock subject to options exercisable within 60 days of March 31, 2023.
(12)	Consists of 66,358 shares of common stock subject to options exercisable within 60 days of March 31, 2023.
(13)

Consists of (a) 10,552 shares of common stock held of record by Lavrite, LLC, for which Mr. Lavigne serves as managing director; and (b) 152,324 shares of common stock subject to options exercisable within 60 days of March 31, 2023.

(14)

Consists of (a) 12,858 shares of common stock held of record by Mr. McGuire; (b) 26,266 shares held of record by the McGuire Family Trust, for which Mr. McGuire serves as trustee; and (c) 82,324 shares of common stock subject to options exercisable within 60 days of March 31, 2023. Mr. McGuire, who is one of our directors, is a managing member of PVM. Mr. McGuire has no voting or investment power over the shares held by the Funds described in Footnote 1 above.
(15)	Consists of 193,314 shares of common stock subject to options exercisable within 60 days of March 31, 2023.
(16)	Consists of (a) 44,621 shares held of record by Mr. Wehner; and (b) 152,324 shares of common stock subject to options exercisable within 60 days of March 31, 2023.
(17)	Consists of (a) 2,000 shares of common stock held of record by Dr. Yaffe; and (b) 97,824 shares of common stock subject to options exercisable within 60 days of March 31, 2023.
(18)	Consists of (a) 8,733,928 shares beneficially owned by our executive officers and directors; and (b) 2,918,072 shares of common stock subject to options exercisable within 60 days of March 31, 2023.

RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment, and change in control arrangements, discussed in the sections titled “Board of Directors and Corporate Governance” and “Executive Compensation,” the following is a description of certain relationships and transactions since January 1, 2022 involving our directors, executive officers, beneficial holders of more than 5% of our common stock, or entities affiliated with them.

Collaboration Agreements with Adimab

The Company has entered into three collaboration agreements with Adimab, LLC (“Adimab”). In 2014, the Company entered into an antibody research and development collaboration agreement (“2014 Adimab Agreement”), under which the Company’s AL001 and AL101 product candidates were discovered by Adimab and the Company’s AL002 and AL003 product candidates were optimized by Adimab. The AL003 program was subsequently terminated. In 2019, the Company signed a new collaboration agreement with Adimab for research and development of additional antibodies (“2019 Adimab Agreement”), the term of which was extended effective August 2022. In 2021, the Company entered into another Adimab collaboration agreement (“2021 Adimab Agreement”) for antibody engineering research programs with respect to targets selected by us. As of execution, the Company had identified one such target, and subsequently a research program was conducted but not further pursued by the Company. The Company did not nominate any additional targets for additional research programs. Accordingly, the 2021 Adimab Agreement expired in 2022.

The Executive Chairman of Adimab is a Co-founder and the current Chairperson of the board of directors of Alector. For the years ended December 31, 2022, 2021, and 2020, Alector incurred expenses of $0.2 million, $1.0 million, and zero for services provided by Adimab, respectively. The Company had no accrued liabilities due to Adimab as of December 31, 2022. Under the 2014 Adimab Agreement, the Company will owe up to $3.5 million in milestone payments per program to Adimab for its product candidates. The Company will also owe low- to mid- single-digit royalty payments for commercial sales of such product candidates. Under the 2019 Adimab Agreement, the Company will owe certain milestone payments per program for any product candidates Adimab discovers or optimizes and low single-digit royalty payments for commercial sales of such product candidates.

Consulting Agreement with Dr. Richard Scheller

In December 2019, we entered into a consulting agreement with Dr. Richard Scheller, a member of our Board of Directors and Scientific Advisory Board. Pursuant to this consulting agreement, Dr. Scheller serves on SPARC and generally provides scientific advice regarding our products or services and research program. Pursuant to this agreement, Dr. Scheller receives an annualized payment of $200,000 and received a stock option to purchase 100,000 shares of our common stock, vesting in equal monthly installments over a four-year period for so long as Dr. Scheller serves as a consultant under this agreement.

Related Party Transaction Policy

Our Audit Committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. The charter of our Audit Committee provides that our Audit Committee shall review and approve in advance any related party transaction. We have adopted a formal written policy providing that we are not permitted to enter into any transaction that exceeds $120,000 and in which any related person has a direct or indirect material interest without the consent of our Audit Committee. In approving or rejecting any such transaction, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers, and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during our fiscal year ended December 31, 2022 and through the date of this proxy statement, all Section 16(a) filing requirements were satisfied on a timely basis, with the exceptions noted below:

•	Form 4 filed for Kristine Yaffe, M.D. on January 31, 2023 reporting an option exercise of 2,000 shares of the Company’s common stock on September 10, 2021.

•	Form 4 filed for Gary Romano, M.D., Ph.D. on March 3, 2023 reporting the sale of 2,145 shares of the Company’s common stock on December 2, 2022.

•	Form 4 filed for Arnon Rosenthal, Ph.D. on March 21, 2023 reporting a grant of 42,990 restricted stock units on March 3, 2023.

Fiscal Year 2022 Annual Report and SEC Filings

Our financial statements for the fiscal year ended December 31, 2022 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at https://investors.alector.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Alector, Inc., Attention: Investor Relations, 131 Oyster Point Boulevard, Suite 600, South San Francisco, California 94080.

* * *

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

South San Francisco, California

April 27, 2023

ANNUAL MEETING OF STOCKHOLDERS OF ALECTOR, INC. June 14, 2023 VOTING INSTRUCTIONS
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
Vote online/phone until 11:59 PM Eastern Time the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
VIRTUALLY AT THE MEETING - The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit https://web.lumiagm.com/209804434 password: alector2023 (cap sensitive) and be sure to have available the control number.
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.
COMPANY NUMBER ACCOUNT NUMBER
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/22640
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.
20330300000000001000 2 061423
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
1. ELECTION OF DIRECTORS: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: Elizabeth Garofalo, M.D. Terry McGuire Kristine Yaffe, M.D.
2. Ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023. FOR AGAINST ABSTAIN 3. Advisory vote on executive compensation. FOR AGAINST ABSTAIN
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD. IMPORTANT NOTICE YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE THE COMPANY THE EXPENSE OF ADDITIONAL SOLICITATION. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.
Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF ALECTOR, INC. June 14, 2023 131 Oyster Point Blvd, Suite 600 South San Francisco, CA 94080 ALECTOR, INC. Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders The undersigned hereby appoint(s) Arnon Rosenthal, Ph.D. and Sara Kenkare-Mitra, Ph.D., or any one of them, attorneys with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in Alector, Inc. as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its stockholders to be held on June 14, 2023, and at any adjournments thereof, and in their discretion upon any other matter which may properly come before said meeting. (Continued and to be signed on the reverse side) COMMENTS: 1.1 14475